UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

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USA TECHNOLOGIES, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT
RETURN OF PROXY
Please follow the instructions for voting provided to you and vote your shares even if you plan to attend the meeting. If you attend the meeting and vote in person, the proxy will not be used. The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 13, 2021
Dear Shareholder:
You are cordially invited to attend the 2021 Annual Meeting of Shareholders of USA Technologies, Inc. (“USAT” or the “Company”) to be held online in a virtual format at 11:00 a.m., ET, on Thursday, May 13, 2021 via live webcast at www.virtualshareholdermeeting.com/USAT2021. There will be no physical meeting.
The meeting is being held to consider and act upon the following matters:
1)	To elect nine directors nominated by the Board of Directors to serve until the next Annual Meeting of Shareholders;
2)	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2021;
3)	To conduct an advisory vote to approve the compensation of the Company’s named executive officers; and
4)	To transact such other business as may properly come before the meeting or any adjournment of the meeting.
The Board of Directors established March 15, 2021 as the record date for the determination of shareholders entitled to receive notice of, and vote at, the meeting. You may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/USAT2021. To participate in the Annual Meeting, you must have your sixteen-digit control number located on your notice, on your proxy card or on the instructions that accompanied your proxy materials.
Your vote is important. To be sure your shares are voted at the meeting, please follow the instructions provided to you. Your cooperation is appreciated since a majority of the outstanding shares of the Company must be represented, either in person or by proxy, to constitute a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for the purposes of a quorum.
We look forward to meeting with you on May 13, 2021.
By Order of the Board of Directors,

Sean Feeney
President and Chief Executive Officer
Malvern, Pennsylvania
March 30, 2021
Important Notice regarding the Availability of Proxy Materials: the proxy statement and form of proxy card are available at: www.proxyvote.com

USA TECHNOLOGIES, INC.
100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355

PROXY STATEMENT
This Notice of Proxy Materials (the “Notice”) is first being sent to shareholders on or about March 30, 2021, and are furnished in connection with the solicitation of proxies to be voted at the 2021 Annual Meeting of Shareholders. The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/USAT2021 at 11:00 a.m., ET, on Thursday, May 13, 2021. There will be no physical in person meeting. Your proxy is solicited by the Company’s Board of Directors (the “Board”).
ABOUT THE ANNUAL MEETING
Why am I receiving a notice regarding the availability of proxy materials on the Internet?
You are receiving a Notice because, as of the close of business on March 15, 2021, you owned shares of common stock, no par value (“Common Stock”), or series A convertible preferred stock, no par value (“Series A Preferred Stock”), of the Company. We are providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission’s notice and access rules. The Notice will indicate how to access our proxy statement on the Internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.
When you execute your proxy, you appoint Sean Feeney and Davina Furnish each as your representatives at the annual meeting. Mr. Feeney and/or Ms. Furnish will vote your shares at the meeting as you have instructed them on the proxy card. If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Feeney and/or Ms. Furnish will vote your shares, under your proxy, in accordance with their best judgment.
What am I voting on?
At the Annual Meeting, we will ask holders of our Common Stock or Series A Preferred Stock to consider and vote upon the following items:
1.	Election of Directors
The election of nine directors to serve until the 2022 Annual Meeting of Shareholders.
2.	Ratification of Appointment of Independent Registered Public Accounting Firm
Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021.
3.	Advisory Vote on the Compensation of our Named Executive Officers
A “Say-on-Pay” advisory vote on the approval of the compensation of our named executive officers.
Who is entitled to vote?
Shareholders as of the close of business on March 15, 2021 are entitled to vote. This is referred to as the record date. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1988 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number.
How do I vote my shares without attending the meeting?
If you are a shareholder of record as of the record date for the Annual Meeting, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In most circumstances, you may vote:
By Internet or Telephone - If you have internet or telephone access, you may submit your proxy by following the voting instructions in the Notice of Annual Meeting no later than 11:59 p.m., New York City Time, on May 12, 2021. If you vote by internet or telephone, you need not return your proxy card.

By Mail - If you received a paper copy of this proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, or attorney or an officer of a corporation), you should indicate your name and title or capacity.
How do I vote my shares virtually at the meeting?
If you are a shareholder of record as of the record date for the Annual Meeting, you can participate in the Annual Meeting live online at www.virtualshareholdermeeting.com/USAT2021. The webcast will start on May 13, 2021 at 11:00 a.m., Eastern Time. You may vote and submit questions while attending the Annual Meeting online. You will need the sixteen-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials in order to be able to enter the meeting.
Street name shareholders must provide specific instructions on how to vote your shares by completing and returning the voting instruction form provided by your bank, broker, trustee or other nominee. Even if you plan to attend the virtual meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you are unable to attend.
Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?
If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. If you hold your shares in the name of a broker, bank or other nominee, the availability of telephone and Internet voting depends on their voting processes. Street name holders may vote in person only if they have a legal proxy as described above.
How many votes do you need to hold the meeting?
As of March 15, 2021, there were 71,066,404 shares of Common Stock and 445,063 shares of Series A Preferred Stock of the Company. Only holders of Common Stock or Series A Preferred Stock of record at the close of business on March 15, 2021 will be entitled to vote. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1988 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number. The number of votes to which each share of Series A Preferred Stock is entitled is equal to the votes attributable to that number of shares of Common Stock into which each share of Series A Preferred Stock is convertible. A majority of the Company’s outstanding shares as of the record date must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business. This is called a quorum.
Your shares will be counted as present at the meeting if you:
•	vote via the Internet or by telephone, if available;
•	properly submit a proxy (even if you do not provide voting instructions); or
•	attend the virtual meeting and vote electronically.
What does it mean if I receive more than one Notice?
It means that you have multiple accounts at the transfer agent and/or with a broker, bank or other nominee. Please vote all proxies to ensure that all your shares are represented at the meeting. In the future, you may wish to consolidate as many of your transfer agent accounts or accounts with brokers, banks or other nominees as possible under the same name and address for better customer service.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
•	sending written notice to the Corporate Secretary at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355 so that it is received prior to May 11, 2021;
•	voting again over the Internet or via telephone, if available, prior to 11:59 p.m., ET, on May 12, 2021;

•	signing another proxy with a later date and sending it so that it is received by the Corporate Secretary prior to May 11, 2021; or
•	attending the virtual meeting and voting electronically.
How are votes counted?
Shares of Common Stock or Series A Preferred Stock represented by properly executed proxy cards, or voted by proxy over the Internet or telephone, and received in time for the Annual Meeting will be voted in accordance with the instructions specified in the proxies. Any proxy not specifying to the contrary will be voted (1) for the nine Board nominees in Proposal 1; (2) in favor of the ratification of Proposal 2; and (3) in favor of the recommendation in Proposal 3. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate or other candidates nominated by our Board.
How may I vote for the nominees for election of director?
With respect to the election of each nominee for director, you may:
•	vote FOR the election of the nominee for director;
•	vote AGAINST the election of the nominee for director; or
•	ABSTAIN from voting for the election of the nominee for director.
How many votes must the nominees for election of director receive to be elected?
Directors will be elected by a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote, and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with any fractional vote being rounded to the nearest whole number). Abstentions will not have any effect on the election of directors. Pursuant to the Company’s Director Majority Voting Policy, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly submit to the Board a letter of resignation to the Secretary of the Company.
What happens if a nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies may be voted for a substitute nominee.
How may I vote for the ratification of the appointment of the independent registered public accountants?
With respect to the proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2021, you may:
•	vote FOR ratification;
•	vote AGAINST ratification; or
•	ABSTAIN from voting on the proposal.
How many votes must the ratification of the appointment of the independent registered public accountants receive to pass?
The ratification of the appointment of the independent registered public accountants must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting to pass.
How may I vote on the advisory vote to approve the compensation of the Company’s named executive officers?
With respect to the advisory vote to approve the compensation of the Company’s named executive officers, you may:
•	vote FOR approval of the compensation;
•	vote AGAINST approval of the compensation; or
•	ABSTAIN from voting.

How many votes must the advisory vote to approve the compensation of the Company’s named executive officers receive to pass?
The proposal to approve the compensation of the Company’s named executive officers must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting to pass.
What happens if I sign and return my proxy card but do not provide voting instructions?
If you return a signed card but do not provide voting instructions, your shares will be voted FOR the nine named director nominees, FOR the ratification of the appointment of the independent registered public accountants, and FOR approval of the compensation of the Company’s named executive officers. In addition, your proxy will be voted in the discretion of Mr. Feeney and/or Ms. Furnish with respect to any other business that properly comes before the meeting.
If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.
What if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of a vote on the election of directors, the ratification of the appointment of the independent registered public accountants or the approval of the compensation of the Company’s named executive officers.
Will my shares be voted if I do not vote my proxy?
If your shares are held in “street name” through a bank, broker or other nominee, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions. These circumstances include certain “routine” matters, such as the ratification of the appointment of our independent registered public accountants. Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ unvoted shares on routine matters without receiving voting instructions, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.
Broker non-votes refer to shares of stock held in street name with regard to which the broker or other nominee holding them indicates on a proxy that the broker has not received instructions from the beneficial owner to vote those shares in a particular manner on a proposal for which the broker or other nominee does not have discretion to vote without specific instructions from the beneficial owner. Broker non-votes will be counted as present for purposes of determining the existence of a quorum but would not affect the outcome of the adoption of any proposal or the election of directors.
Where do I find the voting results of the meeting?
We will announce preliminary voting results at the meeting and will publish the final results in a Current Report on Form 8-K filed within four business days after the meeting. The report will be filed with the Securities and Exchange Commission (“SEC”), and you may obtain a copy by contacting the Corporate Secretary at (610) 989-0340 or through our website at www.usatech.com or the SEC’s EDGAR system at www.sec.gov.

PROPOSAL 1 – ELECTION OF DIRECTORS
In accordance with our Bylaws, the Board has fixed the number of directors at nine members. The following nominees are standing for re-election to the Board at the meeting: Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Sean Feeney, Jacob Lamm, Michael K. Passilla, Ellen Richey, Anne M. Smalling, and Shannon S. Warren. Directors will be elected to hold office until the 2022 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.
There are no arrangements or understandings between any nominee and any other person pursuant to which he or she was or is to be selected as a director. None of the nominees has a family relationship with any other nominee or director or any executive officer of the Company or any of its subsidiaries. The Board has determined that all the nominees are independent within the meaning of the Nasdaq listing standards other than Mr. Feeney, who serves as the Company’s President and Chief Executive Officer (“CEO”).
The Board unanimously recommends a vote “FOR” the nine nominees for Director.
Nominees for Election as Director
Information on each of the nominees for the Board, including each nominee’s principal occupation and business experience for at least the last five years, the names of other publicly held companies for which he or she serves as a director or has served as a director in the last five years, and the experience, qualifications, attributes and skills considered among the most important by our Nominating and Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below.
Lisa P Baird. Age 59 and a director since April 2020. Ms. Baird was named Commissioner of the National Women’s Soccer League, a women’s professional soccer league, beginning on March 10, 2020. From 2018 to 2020, Ms. Baird served as the Chief Marketing Officer for New York Public Radio (NYPR), America’s most listened-to public radio station and a leading podcast producer, where she oversaw marketing, membership, sponsorship and communications. From 2009 to 2018, Ms. Baird served as Chief Marketing Officer of the United States Olympic and Paralympic Committee (USOPC), the 501(c)(3) tasked with stewarding the Olympic Movement in the U.S. In this role, she oversaw marketing, media and revenue supporting US national governing bodies and the Olympic and Paralympic Teams. Ms. Baird has extensive experience in branding, development and marketing for several Fortune 50 companies, including IBM, General Motors, Warner-Lambert Company, Bristol-Myers Squibb Company, Johnson & Johnson Consumer Products, and the Procter & Gamble Company. She currently serves as a Director on the Board of Elite Sportswear, L.P., a global leader in gymnastics, swim and spirit competition apparel, and Fox Head Inc., an action sports apparel and gear manufacturer. She served as a Director on the Board of Soundview Paper Company, LLC, a consumer paper products company, from 2018 to 2019. Ms. Baird earned an A.B. in English from Penn State University (1982) where she also earned an MBA from The Smeal College of Business (1984).
We believe Ms. Baird’s strong marketing and operating experience and a proven record of creating, building, enhancing and leading well-known brands provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Douglas G. Bergeron. Age 60 and Chairman of the Board since April 2020. Mr. Bergeron is a Managing Partner of Hudson Executive, an investment firm that seeks to identify value-oriented opportunities in the small/mid-cap U.S. public markets. Mr. Bergeron is also the CEO of Hudson Executive Investment Corp., a special purpose acquisition company formed to acquire a business in the financial services or healthcare sectors. Mr. Bergeron has served as the founder and sole shareholder of DGB Investment, Inc., a diversified holding company of technology investments, since 2002. In 2001, he led the acquisition of VeriFone Systems, Inc. (Verifone), a company that provides technology for electronic payment transactions at the point-of-sale, from Hewlett-Packard. In 2002, Mr. Bergeron, as Chief Executive Officer of Verifone, partnered with GTCR, a private equity firm, and grew VeriFone into a multi-national company with an enterprise value exceeding $4 billion by 2013, when he left the company. In 2016, Mr. Bergeron joined the Board of Directors of United Language Group, a translation, localization and interpreting provider. Mr. Bergeron is a member of the Board of Directors of Pipeworks Studios, a consumer and commercial games studio, since 2018, and of Renters Warehouse, an online exchange for occupied and performing single family rentals, since 2015. Mr. Bergeron serves as an investor and advisor to Blend, Inc., a consumer finance automation company. Mr. Bergeron holds an Honours B.A. in Computer Science from York University in Toronto and a Masters of Science in Systems Management from the University of Southern California in Los Angeles. In 2013, he was awarded an Honorary Doctorate of Laws (LLD) from York University.

We believe Mr. Bergeron’s extensive experience in the payments industry and his background in finance provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Douglas L. Braunstein. Age 60 and a director since April 2020. Mr. Braunstein has 35 years of leadership in banking and finance, currently serving as a Managing Partner and Founder of Hudson Executive Capital LP. During his tenure at JPMorgan Chase & Co., Mr. Braunstein served as CFO, Vice Chairman, a member of the Operating Committee, and Head of Americas Investment Banking and Global M&A, among other roles. Mr. Braunstein currently serves on the board of Cardtronics plc (CATM) and previously served as a director of Eagle Pharmaceuticals, Inc. and Corindus Vascular Robotics, Inc. Mr. Braunstein also serves as President and Chairman of Hudson Executive Investment Corp., a special purpose acquisition company formed to acquire a business in the financial services or healthcare sectors. Mr. Braunstein is a trustee of Cornell University, Chair of the Finance Committee and a member of Cornell’s Investment Committee. He received his B.S. from Cornell University and his J.D. from Harvard Law School.
We believe Mr. Braunstein’s experience and thought leadership in financial services provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Sean Feeney. Age 63 and a director since April 2020. Prior to joining the Company, Mr. Feeney was CEO of DefenseStorm, Inc., a cybersecurity management platform providing cloud-based and compliance-automated solutions to financial institutions. Previously, he served as CEO of GT Nexus, a cloud-based privately-owned supply chain platform, which was acquired by Infor. Prior to that, he was as an Operating Partner at Golden Gate Capital (GGC), a San Francisco-based private equity firm. While there, he advised on software-focused acquisitions, and also stepped in as Interim CEO for Critigen, a GGC portfolio company providing GPS consulting and data management IT services. He was also CEO at Inovis, until its sale to GXS in 2010 (OpenText), and earlier in his career held senior management positions at CheckFree which was acquired by Fiserv.
We believe Mr. Feeney’s strong track record of leadership in high-growth technology and payments companies, his extensive background in sales, and his unique understanding of our operations, opportunities and challenges provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Jacob Lamm. Age 56 and a director since April 2020. Mr. Lamm serves as the Chief Operating Officer of InVisionApp Inc., a digital product design platform. Mr. Lamm is founder and president of Enterik Advisory LLC, providing executive and board level consulting services with a focus on organic and inorganic growth strategies. He previously served as Executive Vice President of CA Technologies, a provider of information technology management software and solutions, from 2009 to 2019, where he was responsible for corporate strategy, M&A, venture investing, strategic alliances, and new business incubation. Prior to joining CA, he co-founded and served as CTO of Professional Help Desk, a provider of Service Management software that was acquired by CA. Additionally, Mr. Lamm has served as a director of both private and non-profit organizations, serving as a director for the Long Island High Technology Incubator, the New York State Smart Grid Consortium and Watermark Medical Inc., a medical technology company focused on remote diagnostic testing, therapy and patient follow-up, the latter from 2010 to 2018. Mr. Lamm earned a B.S. in computer information science from the City University of New York – Brooklyn College.
We believe Mr. Lamm’s extensive experience in high-growth technology companies provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Michael K. Passilla. Age 53 and a director since April 2020. Mr. Passilla served as Vice Chairman at Chase Merchant Services, the global payment processing division of JPMorgan Chase & Co, from 2016 to 2018. Prior to that, he was the Chief Executive Officer of Chase Merchant Services from 2013 to 2016. Mr. Passilla was the Chief Executive Officer and President of Elavon, Inc., a global payments processing firm, from 2010 to 2013. Mr. Passilla has been a member of the Board of Directors of Priority Technology Holdings, Inc., an IT service management company, since 2019. Mr. Passilla earned a BBA from the University of Notre Dame and earned an MBA from The J.L. Kellogg Graduate School of Management at Northwestern University.
We believe Mr. Passilla’s leadership experience and extensive knowledge of the payments industry provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Ellen Richey. Age 72 and a director since April 2020. Ms. Richey served as Vice Chairman of Risk and Public Policy of Visa Inc. (Visa), a global payments technology company, from 2014 to 2019, and as Chief Risk Officer from 2017 to 2019. In such roles, Ms. Richey oversaw risk management, including enterprise risk, settlement risk, operational resilience, internal audit, and risks to the integrity of the broader payments ecosystem, and served as a member of

Visa’s senior executive committee. During 2014, Ms. Richey concurrently served as Chief Legal Officer, assuming responsibility for the legal function in addition to her risk responsibilities. From 2007 to 2013, Ms. Richey served as Executive Vice President and Chief Enterprise Risk Officer. In that role, she was responsible for oversight of Visa’s compliance, audit and risk teams, including payment system risk, settlement risk and enterprise risk. Ms. Richey earned a B.A. in Linguistics and Far Eastern Languages from Harvard University (1970) and a J.D. from Stanford University (1977), and served as a law clerk for Associate Justice Lewis F. Powell, Jr., of the United States Supreme Court, from 1979 to 1980.
We believe Ms. Richey’s extensive experience in the payments industry and in risk management, compliance and audit provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Anne M. Smalling. Age 55 and a director since April 2020. Ms. Smalling has served as President and Managing Partner of HM International, LLC (HMI), a privately-held business that acquires undervalued assets and builds a steady trajectory of worth since 1999. As President and Managing Partner, Ms. Smalling provides oversight and supervision of the operating businesses in their succession, strategic planning, financing, acquisition and divestitures and major capital expenditures. Ms. Smalling currently serves as the Chair of the Boards of Directors of Quality Sausage Company, LLC, which is a leader in custom/proprietary pre-cooked meats and pepperoni supplying products to industrial and foodservice customers, since 2014, and American Innovations, a provider of compliance solutions to oil and gas pipelines thru an integrated family of hardware, software and professional services, since 2004. She also serves on the Boards of Directors of Igasamex, S. de R.L. de C.V., a developer of private natural gas distribution systems in Mexico, since 1995, Garrison Brothers, a bourbon distillery, since 2013, and rateGenius, Inc., a multi-state, web-based loan brokerage company, since 1999. She formerly served as Chairman of Windsor Quality Food Company, a leader in frozen food manufacturing for consumers and foodservice, from 2004 to 2014. Ms. Smalling earned a B.S. in Developmental Psychology from Cornell University (1987) and an MBA from Harvard Business School (1992).
We believe Ms. Smalling’s operational expertise and experience in strategic planning and financing in a broad range of industries, provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Shannon S. Warren. Age 50 and a director since April 2020. Ms. Warren is the owner and principal of SSW Consulting LLC, which provides risk and finance advisory services. Ms. Warren was the Chief Control Officer of JPMorgan Chase & Co. (JPM), a global financial services firm, from 2012 to 2016. In this role, she established the Oversight and Control function, designed the framework for the identification and management of operational risk in all products and services offered by JPM, implemented more comprehensive operational risk management technology and managed supervisory regulatory relationships globally. Prior to this role, Ms. Warren was the Corporate Controller and held several additional finance roles at JPM since joining in 2000, and has expertise with accounting and financial reporting matters. Ms. Warren is a graduate of the University of Michigan and is a Certified Public Accountant (inactive).
We believe Ms. Warren’s extensive experience in the payments industry and in compliance and audit provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD
The Company is organized under the laws of the Commonwealth of Pennsylvania and is governed by the Board. As permitted under Pennsylvania law and the Company’s Articles of Incorporation and Bylaws, the Board has established and delegated certain authority and responsibility to five standing committees: the Audit Committee, Compensation Committee, Compliance Committee, Finance Committee, and Nominating and Corporate Governance Committee. The Board annually reviews the membership of and the authority and responsibility delegated to each committee.
The Board is committed to sound business practices, transparency in financial reporting and effective corporate governance. The Board has adopted a number of governance guidelines and policies which are available on the Corporate Governance page in the ‘Investors’ section of the Company’s corporate website (www.usatech.com). The Board annually reviews the Company’s corporate governance policies and practices in light of the requirements of applicable law and the listing standards of Nasdaq. The Company’s Board meets regularly in executive sessions which are comprised of the independent directors. The Board has determined that all of the currently serving members of the Board other than Mr. Feeney are independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC.
Meetings of the Board of Directors
The Board of Directors of the Company and the Board Committees collectively held a total of seventy-nine (79) meetings during the fiscal year ended June 30, 2020. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees of which he or she was a member. The Company’s policy regarding directors’ attendance at the annual meeting of shareholders, as described in the Company’s Corporate Governance Guidelines, is that all directors are strongly encouraged to attend the Annual Meeting. All of our then directors attended the 2020 Annual Meeting.
Board Committees
The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Compliance Committee and Finance Committee.
Audit Committee
The Audit Committee of the Board of Directors presently consists of Ms. Warren (Chair), Ms. Richey, and Ms. Smalling. The Board of Directors has determined that each member of the Audit Committee is independent as defined under the listing standards of The Nasdaq Stock Market LLC and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).
Our Board of Directors has also determined that Ms. Warren is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Other members of the Audit Committee also may be considered financial experts, but the Board has not so designated them. The Audit Committee engages the Company’s independent accountants, and is primarily responsible for approving the services performed by the Company’s independent accountants, for reviewing and evaluating the Company’s accounting principles, reviewing the independence of independent auditors, recommending to the Board of Directors that the audited financial statements be included in the Company’s annual Form 10-K, and for discussing with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies. The Audit Committee met twenty-one (21) times during the 2020 fiscal year. The Audit Committee operates pursuant to a charter that was adopted by the Board of Directors on April 11, 2011, and amended on March 6, 2020, a copy of which is accessible on the Company’s website, www.usatech.com.
Compensation Committee
The Compensation Committee of the Board of Directors presently consists of Mr. Passilla (Chair), Ms. Baird, and Mr. Braunstein. The Board of Directors has determined that each of the current members of the Compensation Committee is independent in accordance with the applicable listing standards of The Nasdaq Stock Market LLC. The Committee reviews and recommends compensation and compensation changes for the executive officers of the Company and administers the Company’s incentive stock plans. The Compensation Committee met ten (10) times during the 2020 fiscal year. The Compensation Committee operates pursuant to a charter that was adopted by the Board of Directors in September 2007 and amended in May 2013, a copy of which is accessible on the Company’s website, www.usatech.com.

Our Compensation Committee annually reviews and recommends for approval by the Board corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, evaluates the Chief Executive Officer and other executive officers’ performance in light of those goals and objectives, and recommends for approval to the Board the Chief Executive Officer’s and other executive officers’ compensation levels based upon this evaluation. The Committee has the authority to retain or obtain the advice of a compensation consultant or other advisor, and to be directly responsible for the appointment, compensation and oversight of the work of any such advisor.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors presently consists of Ms. Smalling (Chair), Ms. Baird, and Mr. Lamm. The Board of Directors has determined that each of the current members of the Nominating and Corporate Governance Committee is independent in accordance with the applicable listing standards of The Nasdaq Stock Market LLC. The Committee recommends to the entire Board of Directors for selection any nominees for director. The Nominating and Corporate Governance Committee met two (2) times during the 2020 fiscal year. The Nominating and Corporate Committee operates pursuant to a charter that was adopted by the Board of Directors on October 26, 2012, and amended October 8, 2019, a copy of which is accessible on the Company’s website, www.usatech.com.
The Nominating and Corporate Governance Committee is responsible for identifying and recommending for selection by the Board nominees for election or re-election to the Board, or to fill any vacancies on the Board. The Committee also reviews and makes recommendations to the Board on the range of skills and expertise and other appropriate criteria that should be represented on the Board. The Nominating and Corporate Governance Committee will generally consider all relevant factors in identifying and recommending candidates to the Board, which may include independence, expertise that is useful to the Company and complementary to the background, skills and experience of the other Board members, a commitment to ethics and integrity, a commitment to personal and organizational accountability, a history of achievement that reflects superior standards for themselves and others, and a willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively as a team player. The Nominating and Corporate Governance Committee will consider the following qualifications that it believes would be useful in director candidates: transaction processing experience, experience in bringing technology to market, experience in building a growth company, sales leadership experience and diversity of background such as gender and ethnicity. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate backgrounds, perspectives, talent, skills, experience and expertise to oversee the Company’s business. The directors on the Company’s Nominating and Corporate Governance Committee use their available network of contacts when compiling a list of potential director candidates. The Nominating and Corporate Governance Committee also considers potential director candidates recommended by shareholders and other parties, including other directors, and all potential candidates are evaluated based upon the above criteria. The Nominating and Corporate Governance Committee makes no distinction in its evaluation of candidates based upon whether such candidates are recommended by shareholders or other parties.
Shareholders who wish to propose a potential director candidate may submit a recommendation in writing to the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, specifying the name of the candidate and stating in detail the qualifications of such person for consideration by the Nominating and Corporate Governance Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.
The Nominating and Corporate Governance Committee is also responsible for the following:
•
Reviewing corporate governance policies and systems against applicable laws, regulations, and industry specific standards and practices, if any, including any securities regulatory authority or NASDAQ guidelines applicable to the Company;

•	Identifying best practices and developing and recommending to the Board corporate governance principles;
•	In consultation with management, annually reviewing the directors’ and officers’ liability policy, including its coverage and terms;

•
Providing to the Board the Committee’s assessment of which directors should be deemed independent directors under applicable rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market LLC;

•	Establishing procedures for, conducting and administering an annual performance and effectiveness evaluation of the Board and reporting annually to the Board the results of its assessment; and
•
In consultation with the Chair, making recommendations to the Board regarding the composition of the Board Committees, annually reviewing the composition of each Committee and presenting recommendations for Committee memberships to the Board, as needed.

Compliance Committee
The Compliance Committee of the Board presently consists of Ms. Richey (Chair) and Ms. Smalling. The Committee has oversight responsibility for the Company’s compliance functions and supervises the Company’s Chief Compliance Officer. The Compliance Committee also reviews and monitors significant compliance risk areas. The Compliance Committee met four (4) times during the 2020 fiscal year. The Compliance Committee operates pursuant to a charter that was adopted by the Board of Directors on December 21, 2018, a copy of which is accessible on the Company’s website, www.usatech.com.
Finance Committee
The Finance Committee presently consists of Mr. Bergeron, Mr. Braunstein, Mr. Lamm (Chair), and Ms. Richey. The Finance Committee was formed on April 27, 2020. The Finance Committee reviews and approve matters related to financing activities of the Company. The Finance Committee met four (4) times during the 2020 fiscal year.
The Board’s Role in Risk Oversight
Management is responsible for managing the risks that the Company faces. The Board of Directors is responsible for overseeing management’s approach to risk management. Management identifies material risks facing the Company on an ongoing basis and discusses those risks with the Board of Directors or its Committees, as appropriate. While the Board of Directors has ultimate responsibility for overseeing management’s approach to risk management, various Committees of the Board assist it in fulfilling that responsibility. In particular, the Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal audit function, and compliance with legal and regulatory requirements related to financial reporting and auditing matters. The Compliance Committee reviews and monitors significant compliance risk areas and the steps management takes to monitor, control, and report such compliance risk exposures.
Board Leadership Structure
Our Board currently separates the offices of Chair of our Board and Chief Executive Officer (“CEO”) by appointing an independent, non-executive chair. Our Board believes that an independent Board Chair is appropriate at this time because it allows our CEO to focus on managing the business, and the Non-Executive Chair to provide independent leadership for the Board. The arrangement also facilitates our Board’s independent oversight of our executive officers’ management of strategic direction, operational execution, and business risk, thereby better protecting shareholder value. Mr. Bergeron currently serves as our Non-Executive Chair.
The Non-Executive Chair performs the duties and responsibilities set forth in the Charter of the Non-Executive Chair, including the following:
•
Assist each of the Chairs of the Audit, Compensation, Compliance, and Nominating And Corporate Governance Committees to appropriately execute the functions and responsibilities set forth in each of the Committee’s charters;

•	Preside at all meetings of the shareholders and of the Board, and at executive sessions of the independent Directors;
•	Coordinate with the CEO to develop an annual schedule for Board meetings, the agenda for each Board meeting, and the distribution of advance meeting materials;
•	Collaborate with Committee Chairs to facilitate updates to the Board on the activities of their respective Committees;

•	Encourage and facilitate free and open communication between all Directors;
•
Coordinate with the CEO to facilitate communications between the executive officers of the Company and the independent Directors, including regular reporting of financial, operational and other performance metrics;

•	Conduct periodic one-on-one discussions with the independent Directors by holding regular one-on-one discussions regarding Board operations and other pertinent issues; and
•	Ensure timely communication to the CEO of appropriate feedback from executive sessions including recommended actions and issues or concerns raised by independent Directors.
The text of the Charter of the Non-Executive Chair, which was adopted on January 13, 2019, is posted on our website at www.usatech.com.
Shareholder Communications with the Board of Directors
Our Board of Directors has established a formal process for shareholders to send communications to the Board of Directors or individual directors. Shareholders may send communications to the Board of Directors or individual directors by e-mail at corporatesecretary@usatech.com, or by mail at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, Attn: Corporate Secretary.
All communications submitted under this policy will be received and processed by the Secretary of the Company and submitted to the Board or the requisite individual members of the Board, as appropriate, based on the facts and circumstances outlined in the communication. Communications may also be referred to other departments within the Company or to management rather than to the Board or any of its members. The Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should generally not be furnished to the Board, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, or communications which are primarily commercial in nature. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded from distribution to the Board or any of its members. The Secretary will make available to any non-employee member of the Board any communication that is not distributed to the Board in accordance with the process described above at the director’s request.
Stock Ownership Guidelines
The Board of Directors has adopted the Stock Ownership Guidelines (the “Guidelines”) for directors and executive officers. Pursuant thereto, the Chief Executive Officer is required to own shares of Common Stock with a value of at least three times his base salary, and the Chief Financial Officer and other executive officers are required to own shares of Common Stock with a value of at least one times his or her base salary. The executive officers have five years to attain such level of ownership. Each non-employee director is required to own shares of Common Stock with a value of at least five times the sum of his or her annual cash retainer as well as the retainer for serving on one (but not more than one) Committee of the Board. Each director has five years to comply following the commencement of his or her service on the Board. As of the date of this proxy statement, each executive officer and director is in compliance with the applicable stock ownership requirements or is in the applicable grace period for compliance. The Guidelines are posted on our website at www.usatech.com.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees. The Code of Conduct is posted on our website at www.usatech.com. The Board of Directors must grant any waiver from a provision of the Code of Conduct to any executive officer or director, and any such waiver will be disclosed as required by law or stock market regulation.
Director Majority Voting Policy
The Board of Directors of the Company has adopted a Director Majority Voting Policy. Pursuant to the policy, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly submit to the Board a letter of resignation to the Secretary of the Company. The Nominating and Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the resignation, the Nominating and Corporate Governance Committee would consider relevant factors such as the underlying reasons for the majority against vote, the length of service and qualifications of the director whose resignation is tendered, the director’s contributions to the Company, and compliance with listing standards. The Nominating and Corporate Governance Committee would then consider the resignation and make a recommendation to the Board. The Board would then act on the Nominating and Corporate Governance Committee’s recommendation, which may include acceptance or rejection of the tendered resignation. The text of the policy is posted on our website at www.usatech.com.
Corporate Governance Guidelines
The Board of Directors adopted Corporate Governance Guidelines in May 2013, a copy of which is posted on our website at www.usatech.com. Highlights of our Corporate Governance Guidelines include:
•
Director Functions and Responsibilities. It is the duty of the Board to oversee management’s performance to ensure that the Company operates in an effective, efficient and ethical manner in order to produce value for the Company’s shareholders. The Board selects the Company’s Chief Executive Officer in the manner that it determines to be in the best interests of the Company’s shareholders.

•
Director Qualification Standards. The Nominating and Corporate Governance Committee identifies and recommends for selection by the Board director candidates for nomination and election (or reelection) at the annual shareholder meeting or for appointment to fill vacancies. The relevant factors that the Nominating and Corporate Governance Committee considers are described in this proxy statement under “Board Committees.” No less than a majority of directors on the Board, as well as all members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are independent, as required by The NASDAQ Stock Market LLC. Directors are elected each year, and there are no term limits for serving on the Board, and there is no mandatory retirement age.

•
Board Procedures. Each member of the Board is expected to ensure that other existing and future commitments, including employment responsibilities and service on the boards of other entities, do not materially interfere with the member’s service as a director. No independent director may serve on the Boards of more than four other public companies, and no employee director may serve on the Boards of more than one other public company. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered.

•	Executive Sessions of Independent Directors. The independent Board members may, if deemed necessary, meet in executive session at regular Board meetings, and at other times as necessary.
•	Director Compensation. The Compensation Committee annually reviews and recommends for approval to the Board the compensation of the directors.
•
Director Orientation and Continuing Education. The Nominating and Corporate Governance Committee works with management to provide an orientation for new directors. The Board encourages directors to participate in ongoing education, as well as participation in accredited director education programs.

•
Annual Executive Officer Evaluation. The Compensation Committee annually reviews and recommends for approval to the Board corporate goals relevant to the Chief Executive Officer and other executive officers’ compensation, evaluates the Chief Executive Officer and other executive officers’ performance in light of those goals, and recommends for approval to the Board the Chief Executive Officer’s and other executive officers’ compensation levels.

•
Management Succession. The Chief Executive Officer prepares and the Board reviews, on an annual basis, an emergency short-term succession contingency plan should an unforeseen event, such as death or disability, occur that prevents the Chief Executive Officer from continuing to serve.

•
Annual Performance Evaluation of the Board. The Nominating and Corporate Governance Committee establishes procedures for, and conducts and administers, an annual performance and effectiveness evaluation of the Board. Each Committee also conducts an annual review of its own performance.

•	Committees. The Board has four standing committees – an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Compliance Committee - each of which consists solely of independent directors. The full Board considers periodic rotation of Committee members and chairs, taking into account the desirability of rotation of Committee members and chairs, the benefits of continuity and experience, and applicable legal, regulatory and stock exchange listing requirements.
•
Review of Corporate Governance Guidelines. The Corporate Governance Guidelines are to be reviewed periodically by the Nominating and Corporate Governance Committee, and the Board makes changes when appropriate based on recommendations from the Committee.

Compensation of Non-Employee Directors
Members of the Board who are not employees of the Company receive cash and equity compensation for serving on the Board, as reviewed and recommended by the Compensation Committee, with subsequent approval thereof by the Board.
Post-April 26, 2020 Director Compensation Program
In connection with the replacement of all but two members of the Board on April 26, 2020, our Compensation Committee and Board approved a new non-employee director compensation program, effective as of April 26, 2020. Under this new program, each non-employee director is paid an annual cash retainer of $50,000. The Chair of the Board is paid an additional annual cash retainer of $35,000, while the Chairs of the following Board committees are entitled to the following additional annual cash retainers: Audit Committee Chair: $15,000; Compensation Committee Chair: $10,000; Compliance Committee Chair: $10,000; Nominating and Governance Committee Chair: $7,500; and Finance Committee Chair: $7,500. No additional cash retainers are provided for non-Chair service on Board committees, and we do not pay our directors meeting attendance fees under the new program. Cash retainers are generally payable monthly in arrears; however, in light of the uncertainty created by the COVID-19 global pandemic, all cash retainers accrued for director service under the new program during calendar year 2020 were deferred and paid in early 2021.
In addition to these cash retainers, and reflective of the Compensation Committee’s and the Board’s belief that equity compensation is key in linking the interests of our non-employee directors and our executives with those of our shareholders, our non-employee directors serving on the Board after April 26, 2020 were granted an initial equity award on May 6, 2020, consisting of (i) an annual grant of RSUs with a value of approximately $100,000, vesting on the first anniversary of the grant date (but eligible for prorated vesting for each completed calendar quarter of service following the grant date), and (ii) a one-time initial grant of 120,000 stock options, with an exercise price of $6.49 per share, with 25% of such options vesting on the first anniversary of the grant date (but eligible for prorated vesting for each completed calendar quarter of service following the grant date), and the remaining 75% of such options vesting in equal quarterly installments over the three-year period following the first anniversary of the grant date.
Commencing with the Company’s 2021 annual meeting of shareholders, our non-employee directors will be eligible to receive an annual grant of RSUs worth approximately $100,000, vesting on the first anniversary of the grant date (but eligible for prorated vesting for each completed calendar quarter of service following the grant date).
Pre-April 26, 2020 Director Compensation Program
Prior to April 26, 2020, the compensation program for the Company’s non-employee directors was as follows: (i) an annual retainer fee of $35,000 for serving on the Board; (ii) an additional annual fee of $7,500 for serving on the Audit Committee (but not Chair), of $7,500 for serving on the Compliance Committee (but not Chair), of $5,000 for serving on the Compensation Committee (but not Chair), and of $4,000 for serving on the Nominating and Corporate Governance Committee (but not Chair); (iii) an additional annual fee of $15,000 for serving as Chair of the Audit Committee, of $15,000 for serving as Chair of the Compliance Committee, of $10,000 for serving as Chair of the Compensation Committee, and of $8,000 for serving as Chair of the Nominating And Corporate Governance Committee; (iv) commencing on April 5, 2019, an additional fee of $1,000 for each Board or each Committee meeting attended in a fiscal year in excess of 8 meetings for the Board or the Committee, as the case may be; (v) an additional annual fee of $40,000 for serving as non-Executive Chair of the Board; and (vi) an annual stock award with a value, on the date of the grant, of $90,000. The annual fees were paid in quarterly installments, and directors could elect to receive such fees in Common Stock instead of cash. The stock award was generally granted on July 1st of each year, and prior to July 1, 2019, vested ratably over a two-year period. The July 1, 2019 award (the grant of which was delayed until October 2019) vested one-third on the date of the grant and two-thirds on the first anniversary of the date of the grant.

Stock Ownership Guidelines
Our Stock Ownership Guidelines provide that each non-employee director should own shares of Common Stock with a value of at least five times his or her annual cash retainer. For this purpose, the annual retainer includes the annual retainer for service on the Board as well as the annual retainer for serving on one (but not more than one) Committee of the Board. Each non-employee director has five years to obtain such ownership from commencement of service as a director. As of the date hereof, each of our non-employee directors is in compliance with the policy or is within the grace period for compliance. For purposes of these guidelines, “shares” include shares owned by a non-employee director or by such person’s immediate family members residing in the same household, and include unvested restricted stock awards (but not unexercised stock options).
DIRECTOR COMPENSATION
The table below summarizes the compensation of each individual who served as a non-employee director during the fiscal year ended June 30, 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Douglas G. Bergeron, Chair(3)	$16,319	$98,618	$460,800	$575,737
Lisa P. Baird(3)	$9,066	$98,618	$460,800	$568,484
Douglas L. Braunstein(3)	$9,066	$98,618	$460,800	$568,484
Steven D. Barnhart(4)	$56,319	$96,477	$—	$152,796
Joel Brooks(4)	$51,659	$96,477	$—	$148,136
Kelly Ann Kay(5)	$7,537	$89,996	$—	$97,533
Jacob Lamm(3)	$10,426	$98,618	$460,800	$569,844
Donald W. Layden, Jr.(6)	$29,054	$96,477	$—	$125,531
Robert L. Metzger(5)	$74,773	$96,477	$—	$171,250
Albin F. Moschner(7)	$33,495	$96,477	$—	$129,972
Patricia A. Oelrich(8)	$80,517	$195,094	$460,800	$736,411
Michael K. Passilla(3)	$10,879	$98,618	$460,800	$570,297
William J. Reilly, Jr.(4)	$53,308	$96,477	$—	$149,785
Ellen Richey(3)	$9,066	$98,618	$460,800	$568,484
Sunil Sabharwal(5)	$12,157	$89,996	$—	$102,153
William J. Schoch(5)	$81,910	$96,477	$—	$178,387
Anne M. Smalling(3)	$10,426	$98,618	$460,800	$569,844
Ingrid S. Stafford(5)	$65,232	$96,477	$—	$161,709
Shannon S. Warren(3)	$11,786	$98,618	$460,800	$571,204
(1)
The grant date fair value of the stock awards shown in this column are computed in accordance with FASB ASC Topic 718. Please see Note 16 (“Stock Based Compensation Plans”) to the Company’s consolidated financial statements for the fiscal year ending June 30, 2020, as filed on Form 10-K with the SEC on September 11, 2020, for further information on how we compute the value of equity awards. As of June 30, 2020, each of Messrs. Bergeron, Braunstein, Lamm, and Passilla and Mses. Baird, Richey, Smalling, and Warren had 15,409 RSUs outstanding. Non-employee directors who resigned in fiscal 2020 forfeited their unvested restricted shares (or, in the case of Ms. Oelrich, RSUs) as follows: Messrs. Barnhart, Brooks, and Reilly: 10,206 restricted shares forfeited (each); Ms. Kay and Mr. Sabharwal: 10,778 restricted shares forfeited (each); Mr. Layden: 8,811 restricted shares forfeited (in addition to 186,916 restricted shares forfeited that were initially granted in February 2020 while Mr. Layden was serving as interim Chief Executive Officer); Messrs. Metzger and Schoch: 837 restricted shares forfeited (each); Ms. Oelrich: 15,409 RSUs and 8,811 restricted shares forfeited; and Ms. Stafford: 8,811 restricted shares forfeited. All of Mr. Moschner’s outstanding restricted stock awards vested in connection with his retirement from the Board.

(2)
The grant date fair value of the stock option awards shown in this column are computed using a Black-Scholes model in accordance with FASB ASC Topic 718. Please see Note 16 (“Stock Based Compensation Plans”) to the Company’s consolidated financial statements for the fiscal year ending June 30, 2020, as filed on Form 10-K with the SEC on September 11, 2020, for further information on how we compute the value of equity awards. As of June 30, 2020, (i) each of Messrs. Bergeron, Braunstein, Lamm, and Passilla and Mses. Baird, Richey, Smalling, and Warren had 120,000 unvested stock options outstanding (at an exercise price of $6.49 per share), and (ii) Mr. Barnhart had 20,000 vested options outstanding (at an exercise price of $2.05 per share). Ms. Oelrich forfeited the entirety of her fiscal 2020 option grant upon her resignation from the Board. For information related to Mr. Layden’s outstanding option awards, please refer to the “Outstanding Equity Awards at Fiscal Year-End” table below.

(3)	Messrs. Bergeron, Braunstein, Lamm, and Passilla and Mses. Baird, Richey, Smalling, and Warren were appointed to the Board on April 26, 2020.
(4)	Messrs. Barnhart, Brooks, and Reilly resigned from the Board on February 28, 2020.
(5)	Messrs. Metzger, Sabharwal, and Schoch and Mses. Kay and Stafford resigned from the Board on April 26, 2020.

(6)
Mr. Layden served as a non-employee director in fiscal 2020 until his appointment as our interim Chief Executive Officer on October 17, 2019. The compensation shown for Mr. Layden in this table relates solely to his service as a non-employee director prior to that date (after which Mr. Layden was only compensated in his role as an executive officer). For information related to Mr. Layden’s compensation in fiscal 2020 following his appointment as our interim Chief Executive Officer, please refer to the “Compensation Discussion and Analysis” and related compensation tables below. Mr. Layden resigned from the Board effective as of May 8, 2020.

(7)	Mr. Moschner retired from the Board on November 8, 2019.
(8)	Ms. Oelrich resigned from the Board on June 30, 2020.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis (“CD&A”) provides information regarding our executive compensation philosophy, the elements of our executive compensation program, and the factors that were considered in the compensation actions and decisions for our named executive officers during fiscal 2020. The CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.
While this CD&A and the compensation tables and related disclosures provide information for the entirety of fiscal 2020, on April 26, 2020, approximately two months prior to the end of the fiscal year, all but two of the directors on the Board (and all of the directors serving on the Compensation Committee of the Board (the “Compensation Committee”)) were replaced. In addition, there were substantial changes in our management team throughout fiscal 2020 (and continuing through fiscal 2021). Therefore, the Compensation Committee (as currently constituted) has been actively restructuring our compensation programs throughout the end of fiscal 2020 (and continuing into fiscal 2021) to accommodate these management changes and to design and implement a program that the Compensation Committee believes will better align with the Company’s long-term strategic plan, reflect our pay-for-performance philosophy, encourage retention of key executives, and increase alignment between the interests of our executives and our shareholders.
Named Executive Officers
During fiscal 2020, our named executive officers (“NEOs”) were as follows:
•	Sean Feeney, our current President and Chief Executive Officer;
•	Glen E. Goold, our former Chief Accounting Officer (through September 15, 2020) and our former interim Chief Financial Officer (from January 24, 2019 until February 28, 2020);
•	Anant Agrawal, our current Chief Revenue Officer and our former Executive Vice President of Corporate Development (through June 15, 2020);
•	Jeff Vogt, our former Chief Operating Officer (through January 15, 2021) and our former Senior Vice President of Strategy and Business Affairs (from October 24, 2019 through June 15, 2020);
•	James Pollock, our current Chief Compliance Officer (whose service will end on July 20, 2021);
•
Donald W. Layden, Jr., our former President and Chief Executive Officer (from February 28, 2020 until May 8, 2020) and former interim Chief Executive Officer (from October 17, 2019 until February 28, 2020);

•	Stephen P. Herbert, our former Chief Executive Officer (through October 17, 2019);
•	Michael Wasserfuhr, our former Chief Financial Officer (from February 28, 2020 until June 29, 2020);
•	Matthew W. McConnell, our former Chief Operating Officer (through February 28, 2020); and
•	Maeve M. Duska, our former Chief Marketing Officer (from November 22, 2019 through May 8, 2020) and former Vice President – Group Manager of Marketing (from January 2019 through November 21, 2019).
Key Developments in Fiscal 2020
Executive Officer Changes During Fiscal 2020
Throughout fiscal 2020, our management team underwent a number of key changes (and we have continued to add depth to our management structure in fiscal 2021). Following the departure of our former Chief Executive Officer, Stephen P. Herbert, on October 17, 2019, Donald W. Layden, Jr. served as our interim Chief Executive Officer, and then as our President and Chief Executive Officer, until Mr. Layden was succeeded by our current President and Chief Executive Officer, Sean Feeney, on May 8, 2020. In addition, Glen E. Goold, our former Chief Accounting Officer, served as our interim Chief Financial Officer in fiscal 2020 until he was succeeded by Michael Wasserfuhr on February 28, 2020, who served as our Chief Financial Officer until June 29, 2020. Anant Agrawal, our former Executive Vice President of Corporate Development, instead took on the role of Chief Revenue Officer on June 15, 2020, and Jeff Vogt, our former Senior Vice President of Business Affairs, instead took on the role of Chief Operating Officer, also on June 15, 2020, succeeding our former Chief Operating Officer, Matthew W. McConnell, who departed from the role on February 28, 2020. Our former Chief Marketing Officer, Maeve M. Duska, also departed from her role on May 8, 2020.

Continuing into fiscal 2021, we appointed an interim Chief Financial Officer, Eugene C. Cavanaugh, to succeed Mr. Wasserfuhr, effective as of July 1, 2020, and a permanent Chief Financial Officer, R. Wayne Jackson, to succeed Mr. Cavanaugh, effective as of August 10, 2020. As of July 6, 2020, Davina Furnish was appointed to serve as our General Counsel. Additionally, as of September 15, 2020, we appointed a new Chief Accounting Officer, Scott Stewart, who succeeded Mr. Goold, and Mr. Vogt departed as our Chief Operating Officer on January 15, 2021 as part of our streamlining in corporate structure. Finally, on January 20, 2021, the Company informed Mr. Pollock that his employment with the Company would end on July 20, 2021, in connection with the transitioning of his duties to Ms. Furnish.
For information regarding the employment agreements of our currently serving NEOs, and the separation arrangements for our departed NEOs, please see the below discussions under “- Executive Employment Agreements” and “Potential Payments upon Termination or Change of Control.”
Replacement of Compensation Committee Members
As described above, in connection with the replacement of all but two members on the Board on April 26, 2020, the entire membership of the Compensation Committee was replaced with our current members, who include: Michael K. Passilla (Chair), Lisa P. Baird, and Douglas L. Braunstein. Our current Compensation Committee has been actively involved in restructuring our executive compensation programs in connection with the management changes noted above and to better reflect the Company’s philosophy that pay should be substantially connected with performance while encouraging long-term retention and functioning to align our executives’ incentives with our strategic plans and our shareholders’ interests. Although the current Compensation Committee believes that substantial strides have been made in our executive compensation programs since April 26, 2020, it is an evolving process as the Company continues to grow its management team and moves forward with its strategic plans.
Our Compensation Process and Philosophy
The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation. From time to time, the Compensation Committee may seek input and recommendations from the Chief Executive Officer regarding the compensation of other executive officers; however, the Chief Executive Officer is not present during voting or deliberations on his compensation. The Compensation Committee is empowered to utilize the services of an independent compensation consultant; however, our current Compensation Committee does not retain a compensation consultant. As the Company’s management team and executive compensation programs continue to grow, the Compensation Committee may consider engaging a compensation consultant to assist with market analysis and program structure.
The Company’s compensation philosophy is designed to attract and retain key executives responsible for our success, reflect pay-for-performance, and align management’s interests with the creation of long-term shareholder value. The Compensation Committee believes that these goals are best accomplished by tying a significant portion of compensation to the achievement of performance goals and equity incentives.
In particular, the Compensation Committee believes that equity awards are an essential component of an effective compensation program, because they provide a direct link between our shareholders’ interests and our employees, executive officers, directors, and advisors. The Compensation Committee - and the Board - believe that this link is key to the future success of the Company, and have been working to implement changes in the Company’s compensation programs to emphasize equity compensation. Increased emphasis on equity compensation also enables the Company to conserve cash flow, which has become increasingly important in light of the COVID-19 pandemic and its effect worldwide. A more prominent role for equity compensation in our programs also enhances equity ownership in the Company by our employees, executive officers, and directors, which our Compensation Committee and Board believe is essential to increasing shareholder alignment. In fact, attractive equity compensation opportunities were a key piece of the arrangements put into place for our new Chief Executive Officer, Sean Feeney (and, in fiscal 2021, for our new Chief Financial Officer, R. Wayne Jackson), and of modifications to the compensation arrangements for certain of our other NEOs. The Compensation Committee firmly believes that the Company can best attract and retain key talent by providing attractive “upside” growth opportunity if our new leadership succeeds in improving our Company’s past performance, which is directly aligned with our shareholder interests. For further information on fiscal 2020 equity awards, please see the below discussion under “-Equity Awards.”

Other elements of our compensation program include base salary, annual bonuses, and limited perquisites. For more information, please see the below discussion under “-Elements of Compensation.”
Market Analysis
Although the Compensation Committee may consider the compensation levels of our competitors in establishing executive compensation, in order to ensure that we are offering attractive and competitive opportunities to adequately retain our key employees, market comparison is only one factor in the Compensation Committee’s analysis. For this reason, executive compensation levels are not tied to any specific “benchmark” or other comparative level. The Compensation Committee does not presently maintain a formal, specific peer group of companies against which our compensation programs are compared, but may develop a prescribed peer group (either independently or with the assistance of an independent compensation consultant) as it continues on the path of enhancing our compensation programs and fiscal 2020 and 2021 management transitions are substantially completed.
Say-On-Pay
At the 2020 Annual Meeting of Shareholders held on May 21, 2020, approximately 16% of our shareholders expressed support for the Company’s fiscal 2018 and fiscal 2019 NEO compensation programs through our advisory “say-on-pay” vote. However, the Board, after the April 26, 2020 membership changes, recommended that our shareholders vote against that proposal in a proxy statement supplement filed with the Securities and Exchange Commission on May 5, 2020. The Board’s recommendation related to the fact that none of the current Compensation Committee members were involved in establishing fiscal 2018 and 2019 compensation programs, and the current Board’s assessment that our executive compensation programs would substantially benefit from updating and revision, as described in more detail in this CD&A. In particular, as our management transitions are completed through fiscal 2020 and 2021 and our executive compensation programs evolve to fit our new go-forward strategy, our Compensation Committee is focused on increasing the emphasis of equity-based compensation to further link our executive compensation programs with shareholder interests and provide attractive equity growth opportunities to continue to attract and retain key talent, all in line with our pay-for-performance philosophy.
As our executive compensation programs continue to evolve, our Compensation Committee values shareholder feedback, and will consider any shareholder suggestions and commentary related to our compensation practices and structures, whether through our annual “say-on-pay” votes or otherwise.
Our Executive Compensation Practices
Our compensation program for our executive officers features many commonly used “best practices” including:
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Pay-for-performance. We seek to tie a significant amount of executive compensation to the achievement of performance goals and as equity-based awards to link our executives’ long-term incentives with our shareholders’ interests.

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Stock ownership guidelines. We have significant ownership guidelines. Our Chief Executive Officer is required to hold Common Stock with a value equal to a multiple of three times his base salary and our Chief Financial Officer and other executive officers are required to hold Common Stock with a value equal to his or her base salary (in each case subject to applicable grace periods for new executive officers).

•	No Excise Tax Gross-Up Provisions. Our NEOs are not provided with any excise tax gross-up provisions with respect to payments contingent upon a change of control.
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Limited perquisites for our executives. Perquisites are not a significant portion of our executive officers’ compensation, and generally consist of health, welfare, and retirement benefits broadly available to our employees.

•	No repricing of underwater options. Our equity incentive plans do not permit repricing or the exchange of underwater stock options without shareholder approval.
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Clawback Policy. In July 2019, the Board adopted an Incentive Compensation Clawback Policy (the “Clawback Policy”) which applies to any incentive compensation paid, settled, or awarded to an executive officer after July 1, 2019. The Clawback Policy provides that in the event of a restatement of the Company’s financial results, the Company can seek return of any overpayment of incentive compensation paid to an executive officer based on such restated results; provided, however, that the executive officer must have engaged in intentional misconduct that contributed to the need for the restatement.

Elements of Compensation
The components of our NEO compensation program are summarized in the below table, and more detailed discussions of each component follow:
Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, and individual performance.

Annual Bonus
Variable compensation component payable in cash based on performance as compared to company and/or individual performance goals. In fiscal 2020, the annual bonus program is primarily discretionary as our management transitions are completed.
		Motivate and reward executives for performance on key operational, financial, and personal measures during the year.	Organizational and individual performance. Discretionary bonuses are based on various factors, including past performance.

Equity Awards	Variable compensation component payable in restricted stock, restricted stock units, and/or stock options.	Alignment of long term interests of management and shareholders and retention of executive talent.	Organizational and individual performance.

Perquisites and Other Personal Benefits	Provides basic competitive health, welfare, and 401(k) benefits.	Provide market-standard benefits programs to our workforce.	Periodic review of benefits provided generally to all employees.
Base Salary
Base salary is the fixed component of our NEOs’ annual cash compensation and is set with the goal of attracting and retaining talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Compensation Committee reviews our NEOs’ base salaries on an annual basis. Base salaries are intended to reflect an individual’s level of responsibility and performance; however, the Compensation Committee also considers changes in duties and responsibilities, our business and financial results, and its knowledge of market practices in setting and adjusting base salaries.
Mr. Feeney was hired as our Chief Executive Officer at an initial base salary of $450,000. Mr. Goold’s base salary was established at $250,000 upon his appointment as Chief Accounting Officer on February 28, 2019; during Mr. Goold’s tenure as our interim Chief Financial Officer, he was an independent contractor (and not an employee) of the Company and was compensated as described below under “-Goold Offer Letter and Interim CFO Agreement.” Mr. Agrawal’s base salary in fiscal 2020 was $340,000, effective as of August 1, 2019 (prior to which Mr. Agrawal’s base salary was $280,000). Mr. Vogt’s base salary upon his hiring in October 2019 was set at $280,000 (increasing to $340,000 in connection with his promotion to Chief Operating Officer) and Mr. Pollock’s base salary during fiscal 2020 was set at $235,000. However, in light of the uncertainty created by the COVID-19 global pandemic, Messrs. Feeney’s, Goold’s, Agrawal’s, Vogt’s, and Pollock’s base salaries were reduced by 20% as part of an across-the-board reduction in salaries for members of our senior leadership team. These reductions remained in effect through December 31, 2020.
Prior to their departures from the Company, Messrs. Layden’s, Herbert’s, Wasserfuhr’s, and McConnell’s and Ms. Duska’s base salaries were $700,000, $525,000, $350,000, $400,000, and $280,000, respectively.

Annual Bonus
As we continue to finalize the build-out of our management team and our compensation program evolves, our current Compensation Committee intends that performance-based annual cash bonuses will be based on each NEO’s achievement of pre-established performance goals for each fiscal year. These annual bonuses would be intended to provide NEOs with an opportunity to receive additional cash compensation based on their individual performance and Company results, including the achievement of pre-determined Company and/or individual performance goals. Although the Compensation Committee intends that future bonus programs will incorporate pre-established performance metrics and goals, the Compensation Committee also believes that discretionary bonus elements may continue to be necessary as our management transitions are finalized.
Annual bonuses in respect of fiscal 2020 were awarded on a discretionary basis to the following NEOs, in the amounts summarized in the table below, based on each individual’s contributions (i) to our ethics and compliance culture, (ii) in guiding the Company through our management changes and go-forward business and strategic planning, and (iii) in supporting key initiatives:
Name	Fiscal 2020 Discretionary Bonus
Glen Goold	$20,000
Anant Agrawal	$40,000
Jeff Vogt	$85,000
James Pollock	$36,581
Certain NEOs also received cash bonuses throughout fiscal 2020 in connection with individual retention arrangements, as described in further detail below under “-Executive Employment Agreements.” Mr. Feeney is only eligible for a cash bonus opportunity commencing with the fiscal 2021 year.
Equity Awards
As described above, our current Compensation Committee believes that equity awards are an essential component of an effective compensation program, because they provide a direct link between our shareholders’ interests and our employees, executive officers, directors, and advisors. Our current Compensation Committee is therefore focused on emphasizing the important of equity compensation awards in setting executive compensation, as reflected in the awards made to key fiscal 2020 hires. In fiscal 2020, equity awards to our NEOs were primarily made as initial awards in connection with hires and promotions, as opposed to awards granted under a general annual program. The awards granted consisted of stock options, restricted stock, and restricted stock units (“RSUs”), and contained various time-based and performance-based vesting restrictions. Each NEO’s fiscal 2020 equity awards are described in further detail below:
Sean Feeney
In connection with our hiring of Mr. Feeney as our Chief Executive Officer, Mr. Feeney was awarded an initial inducement grant of 1,000,000 stock options on May 8, 2020, with an exercise price of $6.30 per share. Mr. Feeney’s options vest as follows: (i) 50% of the options are eligible to vest based on Mr. Feeney’s continued service in four equal installments on each anniversary of the grant date, (ii) 12.5% of the options are eligible to vest based on Mr. Feeney’s continued service on June 30, 2021, and (iii) an additional 12.5% of the options are eligible to vest on each of June 30, 2022, June 30, 2023, and June 30, 2024, subject in the case of this clause (iii) to the achievement of applicable performance goals for the fiscal year ending on each such date. On January 27, 2021, the Compensation Committee established these performance goals as a price target for the trading price of the Company’s common stock in each applicable fiscal year. The price target is achieved if the average closing price of the common stock during any consecutive 30-trading-day period during the applicable fiscal year meets or exceeds (i) $13.50, in the case of fiscal 2022, (ii) $16.50, in the case of fiscal 2023, and (iii) $19.50, in the case of fiscal 2024.
If at least 80% of the performance goals for an applicable fiscal year are achieved, the Compensation Committee may determine that the portion of the option eligible to vest based on such fiscal year’s performance will vest on a prorated basis. (In so determining, the Compensation Committee will consider the Company’s performance relative to its market competitors and any other considerations deemed relevant by the Compensation Committee. The Compensation Committee’s guideline is generally that, for every percentage point that the highest average closing price of the common stock during any consecutive 30-trading-day period during the applicable fiscal year is below that fiscal year’s price target, the percentage of the performance options eligible to vest in respect of the applicable fiscal year should be reduced by 2%, but the Compensation Committee may vary this formula in its sole discretion.) In addition, any outstanding options are eligible for accelerated vesting upon a “change of control” of the Company, subject to Mr. Feeney’s continued employment with the Company as of immediately prior to the applicable transaction.
Glen Goold
In connection with his commencement of employment as our Chief Accounting Officer, Mr. Goold was granted an award of 8,982 shares of restricted stock on February 28, 2020 that were originally scheduled to vest in three equal installments on each of the first three anniversaries of the grant date, generally subject to Mr. Goold’s continued employment on each such vesting date but which accelerated in connection with the end of his employment with us in fiscal 2021. See the below discussion under “Looking Ahead: Further Management Changes in Fiscal 2021-Chief Accounting Officer Changes” for further details.
Anant Agrawal
On October 16, 2019, Mr. Agrawal was granted an award of 3,595 shares of restricted stock under the Company’s 2018 long-term incentive program, 2,396 of which were vested immediately upon grant and the remaining 1,199 of which were vested on June 30, 2020. In addition, on May 29, 2020, Mr. Agrawal was granted an award of 16,260 RSUs, which vested on December 31, 2020.
Jeff Vogt
On November 22, 2019, Mr. Vogt was granted an award of 25,000 shares of restricted stock and a stock option to purchase 25,000 shares at an exercise price of $6.28 per share, each of which was originally scheduled to vest in three equal installments on each of the first three anniversaries of the grant date, generally subject to Mr. Vogt’s continued employment on each such vesting date, but which accelerated in connection with the end of his employment with us in fiscal 2021. See the below discussion under “Looking Ahead: Further Management Changes in Fiscal 2021-Chief Accounting Officer Changes” for further details.
James Pollock
On October 7, 2019, Mr. Pollock was granted a stock option to purchase 5,760 shares at an exercise price of $7.43 per share, one-third of which was fully vested upon grant, one-third of which vested on June 30, 2020, and the remaining one-third of which vests on June 30, 2021, generally subject to Mr. Pollock’s continued service through such date. In addition, on November 22, 2019, Mr. Pollock was granted a stock option to purchase 15,000 shares at an exercise price of $6.28 per share, vesting in three equal installments on each of the first three anniversaries of the grant date, generally subject to Mr. Pollock’s continued service through each such date.
Donald W. Layden, Jr.
In connection with his engagement as the Company’s interim Chief Executive Officer, Mr. Layden was granted a fully vested stock option on October 17, 2019 to purchase 225,000 shares at an exercise price of $7.18 per share. Mr. Layden was additionally granted 186,916 shares of restricted stock on February 28, 2020; such restricted shares were originally scheduled to vest based on Mr. Layden’s continued service over a four-year period, but were forfeited in their entirety upon Mr. Layden’s departure. See the below discussion under “Executive Employment Agreements-Layden Separation Agreement” for further details. In addition, Mr. Layden received a grant of restricted shares in October 2019 in respect of his service as a non-employee director prior to his appointment as our interim Chief Executive Officer, a portion of which was forfeited upon his departure; further information is provided below under the heading “Compensation of Non-Employee Directors.”
Stephen P. Herbert
In connection with Mr. Herbert’s departure from employment, Mr. Herbert was granted 16,823 vested shares in satisfaction of his participation in the Company’s 2018 long-term incentive program. For further information, please see the below discussion under “Executive Employment Agreements-Herbert Separation Agreement.”

Michael Wasserfuhr
Mr. Wasserfuhr received an initial grant of 16,767 shares of restricted stock in connection with his appointment as Chief Financial Officer on February 28, 2020, which were originally scheduled to vest based on Mr. Wasserfuhr’s continued service over a three-year period; however, these shares were forfeited upon his departure from the Company.
Matthew W. McConnell
On October 9, 2019, Mr. McConnell received a grant of 6,191 shares of restricted stock, one-third of which vested on November 21, 2019 and the remaining two-thirds of which were originally scheduled to vest based on Mr. McConnell’s continued service in equal installments on each of June 30, 2020 and June 30, 2021; however, such remaining two-thirds were forfeited upon his departure as an employee. In addition, on November 22, 2019, Mr. McConnell was granted (i) a stock option to purchase 20,000 shares at an exercise price of $6.28 per share, which was originally scheduled to vest in equal installments on each of the first three anniversaries of the grant date, and (ii) 20,000 restricted shares that were originally scheduled to vest in equal installments on each of the first three anniversaries of the grant date, each of which were also forfeited upon such departure.
Maeve M. Duska
On November 22, 2019, Ms. Duska received a grant of 7,500 shares of restricted stock, which were originally scheduled to vest based on Ms. Duska’s continued service in equal installments on each of the first three anniversaries of the grant date, but which were forfeited upon Ms. Duska’s departure from the Company.
Perquisites and Other Personal Benefits
Perquisites do not make up a significant portion of NEO compensation. Our NEOs are generally entitled to participate in the health care coverage, group insurance, and other employee benefits (e.g., 401(k) plan) broadly available to our other employees.
In connection with Mr. Agrawal’s relocation from California to the Philadelphia metropolitan area, in February 2018, the Company and Mr. Agrawal entered into an amendment to his employment agreement which provided for reimbursement of moving expenses, a housing allowance of $6,000 per month, and a car allowance of $500 per month for 20 months. The Company also provided additional payments to cover the taxes applicable to the housing and car allowance. However, in July 2019, Mr. Agrawal relocated back to California, and in accordance with a further amendment to his employment agreement, the housing allowance and car allowance were terminated.
During his tenure as interim Chief Executive Officer, Mr. Layden was provided an additional housing, travel, and living allowance of $15,000 per month (plus payment for applicable taxes associated with this allowance), and Mr. Goold was provided use of Company-leased housing from July 28, 2019 until July 27, 2020.
Executive Employment Agreements
Our NEOs who remain employed with us are party to employment agreements or offer letters with us. These arrangements provide our NEOs with severance protection in the case of a termination without “cause” or, in certain cases, a resignation for “good reason,” which in certain cases is enhanced if such termination occurs in connection with a “change of control.” The Compensation Committee believes that a market level of severance protection allows our NEOs to focus on performing their day-to-day tasks and enhancing value for our shareholders without fearing a loss of financial security as a result of a termination (or constructive termination). Certain of our NEOs that departed from the Company during fiscal 2020 entered into separation agreements with us providing them with severance payments and benefits. These employment arrangements and separation agreements are described in further detail below; for more information, please also see the “Summary Compensation Table” below and the below discussion of “Potential Payments upon Termination or Change of Control.”
Feeney Employment Agreement
Mr. Feeney entered into an employment agreement with us in connection with his commencement of employment on May 8, 2020. In addition to his base salary, the employment agreement provides Mr. Feeney with an annual cash bonus opportunity, commencing with our fiscal 2021 year, with a target of 100% of Mr. Feeney’s base salary and a maximum of 150% of Mr. Feeney’s base salary. For fiscal 2021 only, such bonus will be payable at a minimum of 50% of Mr. Feeney’s base salary.

If Mr. Feeney is terminated by us without “cause,” or resigns his employment for “good reason,” then, subject to his execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Feeney is eligible to receive a severance package consisting of 12 months of continued base salary, senior executive-level outplacement support for 12 months, and up to a 12-month COBRA subsidy. However, if such termination occurs within 24 months following a “change of control,” then Mr. Feeney will instead be provided a lump sum payment equal to his base salary plus last annual bonus paid in the fiscal year completed prior to such termination. (Under Mr. Feeney’s employment agreement, if Mr. Feeney becomes entitled to receive payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payments and benefits would be reduced such that the excise tax does not apply, unless Mr. Feeney would be better off on an after-tax basis receiving all of the payments and benefits and paying the applicable excise tax.)
Mr. Feeney’s employment agreement contains customary restrictive covenants, including perpetual confidentiality, non-disparagement, and intellectual property covenants, as a well as a non-compete, non-solicit of customers and suppliers, and non-solicit of employees (including a no-hire) that each apply during employment and for two years following any termination.
Goold Offer Letter and Interim CFO Agreement
In connection with his commencement of his employment with us as our Chief Accounting Officer, Mr. Goold entered into an offer letter with us. In addition to Mr. Goold’s base salary, the offer letter provided Mr. Goold with an annual cash bonus opportunity, in a target amount of 30% of Mr. Goold’s base salary, and an annual target equity award equal to 30% of Mr. Goold’s base salary.
Upon Mr. Goold’s termination by us without “cause,” then, subject to Mr. Goold’s execution of a release of claims, the offer letter provided Mr. Goold with six months of continued base salary as severance (which Mr. Goold was provided in connection with his termination of employment as further described below under “Looking Ahead: Further Management Changes in Fiscal 2021-Chief Accounting Officer Changes”). Mr. Goold is also subject to customary restrictive covenants, including a perpetual confidentiality covenant, and a one-year post-employment non-compete, non-solicit of customers, and non-solicit of employees (including a no-hire).
Prior to becoming employed as our Chief Accounting Officer, Mr. Goold was an independent contractor serving as our interim Chief Financial Officer. Pursuant to Mr, Goold’s written arrangement with the Company, Mr. Goold’s compensation as interim Chief Financial Officer consisted of the following: (i) a cash payment of $35,000 per month, plus approximately $2,100 per month in COBRA reimbursements, (ii) a cash bonus of $105,000 (increased to $200,000 when Mr. Goold’s tenure as our interim Chief Financial Officer was extended in May 2019) upon the Company achieving compliance with its periodic filing obligations (which bonus was paid in October 2019), and (iii) in connection with the extension of Mr. Goold’s tenure in May 2019, a $100,000 retention bonus if Mr. Goold continued to serve as interim Chief Financial Officer through December 31, 2019.
Agrawal Employment Agreement
Upon his commencement of employment with us on November 9, 2017, Mr. Agrawal entered into an employment agreement with an initial term of one year, which is automatically renewed for consecutive one-year periods unless terminated by either Mr. Agrawal or the Company upon at least 90 days’ notice prior to the end of the then-current term. In addition to his base salary, Mr. Agrawal’s employment agreement provides for participation in our annual cash bonus program (with a fiscal 2020 target of 48% of Mr. Agrawal’s base salary) and annual equity award program (with a fiscal 2020 target equal to 100% of Mr. Agrawal’s base salary). (As further described above under “-Perquisites and Other Personal Benefits,” until July 1, 2019, Mr. Agrawal’s employment agreement had also provided him with a housing allowance of $6,000 per month and car allowance of $500 per month, with additional payments to cover taxes applicable to these allowances.) The employment agreement also provided Mr. Agrawal with a retention bonus of $420,000, payable in 2 equal installments on each of the first two anniversaries of Mr. Agrawal’s commencement date (the final payment of which was made in November 2019).
If Mr. Agrawal’s employment is terminated by us without “cause,” or if Mr. Agrawal resigns for “good reason,” then, in addition to a prorated target annual bonus and prorated annual equity award, Mr. Agrawal would, subject to his execution of a release of claims, be eligible to receive a severance package consisting of (i) 12 months of continued base salary, and (ii) a 12-month COBRA subsidy (plus additional payments to cover taxes applicable to such COBRA subsidy).

Mr. Agrawal’s employment agreement also contains customary restrictive covenants, including perpetual confidentiality, intellectual property, and reciprocal non-disparagement covenants, a three-year non-compete (expiring on November 9, 2020), and a one-year post-employment non-solicit of employees and customers.
Vogt Offer Letter
In connection with his commencement of employment, Mr. Vogt entered into an offer letter with us. In addition to his base salary, the offer letter provided Mr. Vogt with an annual cash bonus opportunity (most recently with a target equal to 50% of Mr. Vogt’s base salary). The offer letter did not provide any payments or benefits in connection with a termination of employment, however Mr. Vogt was provided with a limited severance package in connection with his termination of employment in fiscal 2021, as further described below under “Looking Ahead: Further Management Changes in Fiscal 2021-Departure of Chief Operating Officer and Chief Compliance Officer.”
Pollock Offer Letter
In connection with his commencement of employment as our Chief Compliance Officer on April 15, 2019, Mr. Pollock entered into an offer letter with us. In addition to his base salary, the offer letter provides Mr. Pollock with an annual cash bonus opportunity in a target amount equal to 30% of Mr. Pollock’s base salary and an annual target equity award equal to 20% of Mr. Pollock’s base salary. In addition, Mr. Pollock was paid a cash signing bonus of $30,000 in August 2019 under the terms of the offer letter. The offer letter generally provides that USAT will provide Mr. Pollock with six months’ notice of termination of employment (other than a termination for “cause”) which notice was provided to Mr. Pollock on January 20, 2021. Mr. Pollock’s offer letter also contains a customary perpetual confidentiality covenant.
Layden Separation Agreement
On May 10, 2020, Mr. Layden agreed to resign his employment with us, effective as of May 8, 2020. Pursuant to a separation agreement with us, Mr. Layden received no severance pay or other separation benefits, but retained the 225,000 vested options described above (and 4,405 shares of restricted stock granted in connection with his service as a non-employee director prior to being appointed as our interim Chief Executive Officer that were vested upon grant). The agreement contained a release of claims by Mr. Layden and, on a limited basis, by the Company, as well as perpetual confidentiality and reciprocal non-disparagement covenants, and a one-year post-employment non-solicit of customers and employees.
Herbert Separation Agreement
In connection with Mr. Herbert’s departure on October 17, 2019, Mr. Herbert was provided with the following separation payments and benefits: (i) a lump sum severance payment of $400,000, (ii) full vesting of equity awards issued pursuant to the Company’s 2018 long-term incentive program, (iii) a COBRA subsidy through February 28, 2021, and (iv) payment by the Company for outplacement transition services in an amount not to exceed $50,000. Mr. Herbert’s separation agreement contained a release of claims by Mr. Herbert and, on a limited basis, by the Company, as well as perpetual confidentiality and reciprocal non-disparagement covenants, and a one-year post-employment non-compete and non-solicit of clients, customers, and employees.
Wasserfuhr Departure
Mr. Wasserfuhr’s employment was terminated by the Company on June 29, 2020. Mr. Wasserfuhr was offered a separation package in connection with this separation; however, in March 2021, the Company entered into a settlement and mutual release agreement with Mr. Wasserfuhr, pursuant to which the Company agreed to pay Mr. Wasserfuhr a settlement payment of $375,000 plus reimbursement of $105,000 in attorney’s fees in exchange for Mr. Wasserfuhr’s release of claims.
McConnell Separation Arrangements
In connection with Mr. McConnell’s departure on February 28, 2020, Mr. McConnell entered into a consulting arrangement with the Company through August 31, 2020, pursuant to which the Company continued payment of Mr. McConnell’s base salary and employee benefits through May 31, 2020, and granted him 15,000 shares of common stock at the conclusion of his engagement on August 31, 2020.

Duska Separation Agreement
In connection with Ms. Duska’s departure from the Company on May 8, 2020, Ms. Duska entered into a separation and transition services agreement with us. Pursuant to Ms. Duska’s agreement, Ms. Duska forfeited all vested and unvested equity awards issued by the Company (other than vested stock options originally issued to Ms. Duska in January 2015), but, in exchange for a three-year transition services arrangement, the Company will pay to Ms. Duska (in addition to a six-month COBRA subsidy) (i) $12,500 per month during the first year of the arrangement, (ii) $7,500 per month during the second year of the arrangement, and (iii) $2,500 per month during the third year of the arrangement. However, these payments are subject to offset for any future income from employment that Ms. Duska secures. Ms. Duska’s agreement contained a release of claims by Ms. Duska, as well as customary perpetual confidentiality and reciprocal non-disparagement covenants, and a three-year post-employment non-compete and non-solicit of employees and customers.
Stock Ownership Guidelines
As described above, the Compensation Committee believes that equity ownership in the Company by our executive officers is essential to increasing shareholder alignment. The Company’s Stock Ownership Guidelines support this belief by providing that the Chief Executive Officer is required to hold Common Stock with a value equal to a multiple of three times his base salary and our Chief Financial Officer and other executive officers are required to hold Common Stock with a value equal to his or her base salary. Each executive officer has five years to satisfy the applicable guideline following his or her appointment as an executive officer. As of the date hereof, each of our NEOs who remain employed with us are in compliance with the policy or are in the grace period for compliance.
For purposes of these guidelines, “shares” include shares owned by the executive officer or by such person’s immediate family members residing in the same household, and include unvested restricted stock awards (but not unexercised stock options).
Clawback Policy
As described above, in July 2019, we adopted our Clawback Policy, which provides that in the event of a restatement of the Company’s financial results (other than due to a change in applicable accounting methods, rules, or interpretations), the result of which is that any incentive compensation paid, settled, or awarded to an executive officer after July 1, 2019 would have been lower or none at all had it been calculated based on such restated results, the Company can seek return of any overpayment of incentive compensation paid to an executive officer based on such restated results; provided, however, that the executive officer must have engaged in intentional misconduct that contributed to the need for the restatement.
Anti-Hedging Policy
In July 2019, the Board adopted an Anti-Hedging Policy. The policy prohibits our employees, officers, and directors from engaging in any hedging or similar transactions with respect to the Company’s securities, including through the establishment of a short position in the Company’s securities, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of the Company’s securities.
Impact of Taxation and Accounting Considerations on Executive Compensation
The Compensation Committee takes into account tax and accounting consequences of our executive compensation program and weighs these factors when setting total compensation and determining the individual elements of any NEO’s compensation package.
In particular, Section 162(m) of the Internal Revenue of 1986, as amended, generally precludes a publicly held corporation from a federal income tax deduction for a taxable year of compensation in excess of $1 million paid to its “covered employees,” which generally include its chief executive officer, chief financial officer, its next three most highly compensated executive officers, and any individual who is or was a “covered employee” for any taxable year beginning after December 31, 2016. However, the deductibility of compensation is only one of a myriad of factors that the Compensation Committee takes into account when setting executive compensation, and we and our Compensation Committee firmly believe that it is important for the Company to retain flexibility to pay compensation to our employees (including our NEOs) that appropriately achieves our goals of incentivizing retention, paying for performance, and aligning compensation with shareholder interests, even if the deductibility of that compensation is limited (whether under Section 162(m) or otherwise).

Looking Ahead: Additional Management Changes in Fiscal 2021
Chief Financial Officer Changes
We have continued to add to the depth of our executive leadership team in fiscal 2021, including with the appointment of Eugene C. Cavanaugh as our interim Chief Financial Officer, effective as of July 1, 2020. Mr. Cavanaugh’s compensation arrangement with the Company included (i) $15,000 per month in cash, and (ii) 3,000 shares of vested Common Stock per month of service, in each case prorated for any partial month. Mr. Cavanaugh’s engagement with the Company was scheduled to end upon the appointment of our permanent Chief Financial Officer on August 10, 2020 (as described below), but Mr. Cavanaugh agreed to continue to provide consulting services to the Company’s finance and accounting functions and its executive management under the same compensation terms, until the arrangement ended on October 15, 2020.
On August 10, 2020, the Company appointed R. Wayne Jackson as the Company’s permanent Chief Financial Officer. Under his employment agreement with the Company, Mr. Jackson’s base salary is $280,000 per year, increasing to $350,000 per year on January 1, 2021, and his annual target bonus opportunity is equal to 50% of base salary, with a maximum bonus opportunity of 150% of the target bonus (with a minimum fiscal 2021 bonus of $175,000). In addition, Mr. Jackson was awarded an initial equity grant of 400,000 stock options, with an exercise price of $7.10 per share, which are eligible to vest as follows: (i) 50% of the options are eligible to vest in three equal annual installments on the first three anniversaries of the grant date, and (ii) the remaining 50% of the options are eligible to vest in three equal installments on each of June 30, 2021, June 30, 2022, and June 30, 2023, subject to the achievement of performance goals for the fiscal year ending on each such date and in each case subject to Mr. Jackson’s continued employment through the applicable vesting date. On January 27, 2021, these goals were established by the Compensation Committee as the same goals applicable to Mr. Feeney’s fiscal 2022 and fiscal 2023 performance options described above (and a price target applicable to Mr. Jackson’s fiscal 2021 performance options of $10.50 (based on average closing price for a consecutive 30-day trading period). If at least 80% of the performance goals for an applicable fiscal year are achieved, the Compensation Committee may determine that the portion of the option eligible to vest in respect of such fiscal year will vest on a prorated basis, as described above with respect to Mr. Feeney’s performance options. In addition, any of the stock options then-outstanding and unvested will immediately vest upon a “change of control,” subject to Mr. Jackson’s continued employment as of immediately prior to the “change of control.”
Under Mr. Jackson’s employment agreement, if Mr. Jackson is terminated without “cause” or resigns for “good reason”, then subject to Mr. Jackson’s execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Jackson will be provided a severance package consisting of (i) continued base salary at the monthly rate then in effect during the “Severance Period” (as defined below), (ii) senior executive-level outplacement counseling and support services during the Severance Period, and (iii) a COBRA subsidy during the Severance Period. The “Severance Period” means (x) zero months, if such termination occurs on or prior to January 31, 2021, (y) three months, if such termination occurs between February 1, 2021 and August 10, 2021, or (z) six months, if such termination occurs on or after August 11, 2021. However, if such termination occurs within 24 months following a “change of control,” then Mr. Jackson will instead be provided a lump sum payment equal to the sum of his base salary and last annual bonus paid in the fiscal year completed prior to such termination.
Mr. Jackson’s employment agreement contains customary restrictive covenants, including perpetual confidentiality, non-disparagement, and intellectual property covenants, as well as a non-compete, non-solicit of customers and suppliers, and non-solicit of employees (including a no-hire) that each apply during employment and for two years following any termination.
Chief Accounting Officer Changes
As described above, Mr. Goold’s tenure as our Chief Accounting Officer ended on September 15, 2020, in connection with our appointment of Scott Stewart as our new Chief Accounting Officer (as described below). Pursuant to a separation agreement with the Company, Mr. Goold’s employment with the Company ended on October 30, 2020. Through such date, Mr. Goold continued to provide services to the Company, including assistance with the transition of his duties to Mr. Stewart. Under his separation agreement, subject to execution of a release, Mr. Goold was provided with the following payments and benefits (in addition to payment for his accrued but unpaid base salary and paid time off) following his termination of employment, which were consistent with Mr. Goold’s preexisting arrangements with the Company (as described below under “Potential Payments Upon Termination or Change Of Control”): (i) $125,000 in cash severance, payable on the Company’s regular payroll schedule over a six-month period, and (ii) full vesting of Mr. Goold’s outstanding restricted stock awards. Pursuant to a July 2020 retention arrangement with Mr. Goold, the Company paid Mr. Goold a cash bonus of $45,000 in three equal installments on each of July 24, 2020, August 21, 2020, and September 18, 2020, which bonus he was entitled to retain in connection with his separation from the Company. Mr. Goold remains subject to the confidentiality, non-competition, and non-solicitation covenants in his offer letter with the Company (as described above under “Goold Offer Letter and Interim CFO Agreement”), and in addition, has agreed to perpetual cooperation and reciprocal nondisparagement covenants with the Company.
On August 6, 2020, the Company entered into an offer letter with Scott Stewart, appointing Mr. Stewart as our Chief Accounting Officer, effective as of September 15, 2020. The offer letter provides Mr. Stewart with a base salary of $275,000 per year (reduced by 20% through December 31, 2020 as part of the Company’s COVID-19-related executive compensation reductions), a target bonus opportunity for fiscal 2021 equal to $125,000 (with a minimum fiscal 2021 bonus of $62,500), and an annual equity award opportunity of up to 20% of his base salary. Mr. Stewart also received a one-time cash signing bonus of $50,000 after he had been employed with the Company for 30 days. Pursuant to his offer letter, Mr. Stewart was also awarded an initial equity grant of 125,000 stock options, with an exercise price equal to $8.58. Fifty percent of the stock options will be eligible to vest in three equal annual installments on the first three anniversaries of September 15, 2020, subject to Mr. Stewart’s continued employment through the applicable vesting date. The remaining 50% of the options will also be eligible to vest in three equal installments on the first three anniversaries of September 15, 2020, subject to Mr. Stewart’s continued employment through the applicable vesting date and subject to achievement of the same performance goals as applicable to Mr. Jackson’s performance options, as described above. Mr. Stewart’s offer letter also contains customary restrictive covenants, including a perpetual confidentiality covenant, as well as a non-compete, non-solicit of customers, and non-solicit of employees that each apply for one year following any termination.
Departure of Chief Operating Officer and Chief Compliance Officer
As part of the streamlining of our corporate structure, the positions of Chief Operating Officer and Chief Compliance Officer were eliminated. On January 11, 2021, we entered into a separation and transition agreement with Mr. Vogt, and his last day of employment with the Company was January 15, 2021. In exchange for a release of claims, Mr. Vogt received two weeks of base salary payments and full vesting of the remaining unvested portion of the stock options and restricted shares granted to him on November 22, 2019 and December 2, 2019, respectively. All of Mr. Vogt’s other unvested equity awards were forfeited in connection with his termination of employment. The separation agreement also contains a non-competition covenant and non-solicitation of clients and employees covenants that are in effect for one year following Mr. Vogt’s termination. In addition, Mr. Vogt agreed to a reciprocal non disparagement covenant with the Company. Following the end of Mr. Vogt’s employment, he was engaged as a consultant through February 13, 2021 in order to more seamlessly transition his duties. Under the consulting arrangement, he received compensation of $164 per hour.
As described above, Mr. Pollock was provided with the six months’ notice of termination of his employment on January 20, 2021. Mr. Pollock will assist with the transition of his duties to Davina Furnish, our General Counsel, until his employment ends on July 20, 2021.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Michael K. Passilla (Chair)
Lisa P. Baird
Douglas L. Braunstein
SUMMARY COMPENSATION TABLE
The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2020, 2019, and 2018 to each of our fiscal year NEOs. For further information regarding the Company’s fiscal 2020 compensation program for our NEOs, please refer to the discussion above under “-Elements of Compensation” and “-Executive Employment Agreements.”
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation(5)	Total
Sean Feeney(6) President and Chief Executive Officer	2020	$63,692	$—	$—	$2,327,500	$—	$2,769	$2,393,961
Glen E. Goold(7) Former Chief Accounting Officer	2020	$398,653	$320,000	$75,000	$—	$—	$62,487	$856,140
	2019	$184,130	$—	$—	$—	$—	$—	$184,130
Anant Agrawal(8) Chief Revenue Officer	2020	$333,384	$543,735	$150,536	$—	$—	$30,577	$1,058,232
	2019	$280,000	$210,000	$—	$—	$—	$131,352	$621,352
	2018	$179,846	$—	$186,480	$—	$33,735	$54,333	$454,394
Jeff Vogt(9) Former Chief Operating Officer	2020	$191,692	$85,000	$157,000	$92,000	$—	$19,500	$545,192
James Pollock Chief Compliance Officer	2020	$235,903	$66,581	$—	$79,046	$—	$7,976	$389,506
	2019	$49,712	$13,576	$—	$44,200	$—	$—	$107,488
Donald W. Layden, Jr.(10) Former Chief Executive Officer	2020	$395,769	$300,000	$1,560,749	$978,750	$—	$120,737	$3,356,005
Stephen P. Herbert(11) Former Chief Executive Officer	2020	$449,933	$—	$108,508	$—	$—	$591,837	$1,150,278
	2019	$525,000	$—	$—	$—	$—	$19,300	$544,300
	2018	$515,769	$—	$840,000	$40,951	$175,828	$22,986	$1,595,534
Michael Wasserfuhr(12) Former Chief Financial Officer	2020	$216,781	$—	$140,004	$—	$—	$26,000	$382,785
Matthew W. McConnell(13) Former Chief Operating Officer	2020	$269,230	$—	$170,113	$73,600	$—	$89,231	$602,174
	2019	$43,077	$20,700	$—	$157,500	$—	$—	$221,277
Maeve M. Duska(14) Former Chief Marketing Officer	2020	$213,461	$100,000	$47,100	$—	$—	$32,592	$393,153
(1)
In fiscal 2020, this column includes (i) the monthly cash retainer paid to Mr. Goold under his interim Chief Financial Officer offer letter (through February 28, 2020) and the salary paid to him in his role as our Chief Accounting Officer (commencing February 28, 2020), and (ii) the monthly cash retainers paid to Mr. Wasserfuhr while he was a consultant to the Company prior to his appointment as our Chief Financial Officer (from November 3, 2019 until February 28, 2020, which consisted of a monthly cash retainer of $30,000 in the first month and $25,000 per month thereafter) and the salary paid to him in his role as our Chief Financial Officer (from February 28, 2020 until June 29, 2020).

(2)
For fiscal 2020, represents: (i) a retention bonus of $100,000 that Mr. Goold earned in full for remaining our interim Chief Financial Officer through December 31, 2019, a bonus of $200,000 paid to Mr. Goold in October 2019 upon the Company achieving compliance with certain periodic filing obligations, and a discretionary fiscal 2020 bonus of $20,000; (ii) a $210,000 retention bonus representing the second and final installment of the retention bonus awarded to Mr. Agrawal under the terms of his employment agreement, a $293,735 discretionary retention bonus awarded to Mr. Agrawal in December 2019, and a discretionary fiscal 2020 bonus of $40,000 paid to Mr. Agrawal; (iii) a discretionary fiscal 2020 bonus of $85,000 paid to Mr. Vogt; (iv) a $30,000 cash sign on bonus paid to Mr. Pollock in August 2019, and a discretionary fiscal 2020 bonus of $36,581 paid to Mr. Pollock; (v) a $300,000 bonus paid to Mr. Layden at the conclusion of his term as interim Chief Executive Officer, pursuant to the terms of his interim Chief Executive Officer offer letter; and (vi) for Ms. Duska, a one-time $100,000 bonus paid in connection with her promotion to Chief Marketing Officer. For fiscal 2019, represents (a) a retention bonus of $210,000 paid to Mr. Agrawal representing the first installment of the retention bonus awarded under his employment agreement, (b) a discretionary prorated fiscal 2019 bonus of $13,576 paid to Mr. Pollock, and (c) a discretionary prorated fiscal 2019 bonus of $20,700 paid to Mr. McConnell.
(3)
The grant date fair value of the stock awards shown in this column are computed in accordance with FASB ASC Topic 718. Please see Note 16 (“Stock Based Compensation Plans”) to the Company’s consolidated financial statements for the fiscal year ending June 30, 2020, as filed on Form 10-K with the SEC on September 11, 2020 for further information on how we compute the value of equity awards, and refer to the discussion above under “Elements of Compensation-Equity Awards” for further information on the equity grants made during fiscal 2020.

(4)
The grant date fair value of the stock option awards shown in this column are computed using a Black-Scholes model in accordance with FASB ASC Topic 718. Please see Note 16 (“Stock Based Compensation Plans”) to the Company’s consolidated financial statements for the fiscal year ending June 30, 2020, as filed on Form 10-K with the SEC on September 11, 2020 for further information on how we compute the value of equity awards, and refer to the discussion above under “Elements of Compensation-Equity Awards” for further information on the equity grants made during fiscal 2020.

(5)
During fiscal 2020, represents: (i) matching 401(k) plan contributions for Mr. Feeney ($2,769), Mr. Agrawal ($30,577), Mr. Vogt ($19,500), Mr. Pollock ($7,976), Mr. Herbert ($8,956), and Mr. Wasserfuhr ($26,000); (ii) $48,000, representing the value of the Company-leased housing provided to Mr. Goold through July 27, 2020, and $14,487 in COBRA reimbursements paid to Mr. Goold while he was our interim Chief Financial Officer; (iii) $120,737 in Mr. Layden’s housing, travel, and living allowance (and payments to cover the related taxes) during his term as interim Chief Executive Officer; (iv) the following severance payments and benefits provided to Mr. Herbert under his separation agreement with the Company: (a) $400,000 in lump sum cash severance, (b) $108,508 in vested equity granted pursuant to the Company’s 2018 long-term incentive program, (c) $24,373 in COBRA reimbursements, and (d) outplacement transition services worth $50,000; (v) continued base salary payments through May 31, 2020 to Mr. McConnell of $89,231; and (vi) the following payments to Ms. Duska under her separation and transition agreement with the Company: (a) $10,818 in COBRA subsidy payments, and (b) $21,774 in transition consulting fees.

(6)	Mr. Feeney commenced employment as our Chief Executive Officer on May 8, 2020.
(7)
Mr. Goold commenced employment as our Chief Accounting Officer on February 28, 2020. From January 24, 2019 until February 28, 2020, Mr. Goold was an independent contractor for the Company and served as our interim Chief Financial Officer.

(8)	Prior to June 15, 2020, Mr. Agrawal served as our Executive Vice President of Corporate Development.
(9)	Mr. Vogt commenced employment as our Senior Vice President of Strategy and Business Affairs on October 24, 2019, and was promoted to Chief Operating Officer on June 15, 2020.
(10)
Mr. Layden’s service as our former President and Chief Executive Officer ended on May 8, 2020. Mr. Layden also served as our former interim Chief Executive Officer from October 17, 2019 until February 28, 2020. During the portion of fiscal 2020 that preceded October 17, 2019, Mr. Layden was a non-employee director on the Board, and was compensated in his capacity as such. For further information, please see the “Compensation of Non-Employee Directors” discussion below.

(11)	Mr. Herbert’s service as our former Chief Executive Officer ended on October 17, 2019.
(12)
Mr. Wasserfuhr served as Chief Financial Officer from February 28, 2020 until his departure on June 29, 2020. Prior to his appointment as Chief Financial Officer, Mr. Wasserfuhr served as a consultant to the Company during fiscal 2020.

(13)	Mr. McConnell served as our Chief Operating Officer through February 28, 2020.
(14)	Ms. Duska served as our Chief Marketing Officer through May 8, 2020.

GRANTS OF PLAN-BASED AWARDS
The table below summarizes the amounts of awards granted to our NEOs during the fiscal year ended June 30, 2020:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	$/Sh	($)
Sean Feeney(1)	5/8/2020	—	—	—	—	375,000	—	—	625,000	6.30	2,327,500
Glen Goold(2)	2/28/2020	—	—	—	—	—	—	8,982	—	—	75,000
Anant Agrawal(3)	10/16/2019	—	—	—	—	—	—	3,595	—	—	34,277
	5/29/2020	—	—	—	—	—	—	16,260	—	—	116,259
Jeff Vogt(4)	11/22/2019	—	—	—	—	—	—	—	25,000	6.28	92,000
	11/22/2019	—	—	—	—	—	—	25,000	—	—	157,000
James Pollock(5)	10/7/2019	—	—	—	—	—	—	—	5,760	7.43	23,846
	11/22/2019	—	—	—	—	—	—	—	15,000	6.28	55,200
Donald W. Layden, Jr. (6)	10/17/2019	—	—	—	—	—	—	—	225,000	7.18	978,750
	2/28/2020	—	—	—	—	—	—	186,916	—	—	1,560,749
Stephen P. Herbert(7)	10/25/2019	—	—	—	—	—	—	16,823	—	—	108,508
Michael Wasserfuhr(8)	2/28/2020	—	—	—	—	—	—	16,767	—	—	140,004
Matthew W. McConnell(9)	10/9/2019	—	—	—	—	—	—	6,191	—	—	44,513
	11/22/2019	—	—	—	—	—	—	—	20,000	6.28	73,600
	11/22/2019	—	—	—	—	—	—	20,000	—	—	125,600
Maeve M. Duska(10)	11/22/2019	—	—	—	—	—	—	7,500	—	—	47,100
(1)
Mr. Feeney’s options vest as follows: (i) 50% of Mr. Feeney’s 1,000,000 options are eligible to vest based on Mr. Feeney’s continued service in four equal installments on each anniversary of the grant date, (ii) 12.5% of the options are eligible to vest based on Mr. Feeney’s continued service on June 30, 2021, and (iii) an additional 12.5% of the options are eligible to vest on each of June 30, 2022, June 30, 2023, and June 30, 2024, subject in the case of this clause (iii) to the achievement of applicable performance goals for the fiscal year ending on each such date. See the above discussion under “Equity Awards-Sean Feeney” for further information.

(2)
These shares of restricted stock were originally scheduled to vest in three equal installments on each of the first three anniversaries of the grant date, generally subject to Mr. Goold’s continued employment on each such vesting date, however, vesting was accelerated in fiscal 2021 in connection with Mr. Goold’s termination of employment. See the above discussion under “Equity Awards-Glen Goold” for further information.

(3)
Mr. Agrawal’s October 16, 2019 award of restricted stock vested as follows: 2,396 were vested immediately upon grant and the remaining 1,199 vested on June 30, 2020. Mr. Agrawal’s May 29, 2020 RSU grant vested on December 31, 2020.See the above discussion under “Equity Awards-Anant Agrawal” for further information.

(4)
Mr. Vogt’s November 22, 2019 grants of stock options and restricted stock were originally scheduled to vest in three equal installments on each of the first three anniversaries of the grant date, generally subject to Mr. Vogt’s continued service through each such date, however vesting was accelerated in fiscal 2021 in connection with Mr. Vogt’s termination of employment. See the above discussion under “Equity Awards-Jeff Vogt” for further information.

(5)
Mr. Pollock’s October 7, 2019 stock option award vests as follows: one-third was fully vested upon grant, one-third vested on June 30, 2020, and the remaining one-third will vest on June 30, 2021, generally subject to Mr. Pollock’s continued service through such date. Mr. Pollock’s November 22, 2019 stock option award vests in three equal installments on each of the first three anniversaries of the grant date, generally subject to Mr. Pollock’s continued service through each such date. See the above discussion under “Equity Awards-James Pollock” for further information.

(6)
Mr. Layden’s October 17, 2019 stock option award was fully vested upon grant. Mr. Layden’s restricted stock award on February 28, 2020 was originally scheduled to vest based on Mr. Layden’s continued service over a four-year period, but was forfeited in its entirety upon Mr. Layden’s departure. See the above discussion under “Equity Awards-Donald W. Layden, Jr.” for further information. Please also refer to the discussion below under “Compensation of Non-Employee Directors” for information about fiscal 2020 equity grants made to Mr. Layden prior to his appointment as our interim Chief Executive Officer.

(7)
In connection with Mr. Herbert’s departure from employment, Mr. Herbert was granted 16,823 vested shares in satisfaction of his participation in the Company’s 2018 long-term incentive program. For further information, please see the above discussion under “Executive Employment Agreements-Herbert Separation Agreement.”

(8)
Mr. Wasserfuhr’s shares of restricted stock were originally scheduled to vest based on Mr. Wasserfuhr’s continued service over a three-year period; however, these shares were forfeited upon his departure from the Company. See the above discussion under “Equity Awards-Michael Wasserfuhr” for further information.

(9)
One-third of Mr. McConnell’s shares of restricted stock granted on October 9, 2019 vested on November 21, 2019, and the remaining two-thirds were originally scheduled to vest based on Mr. McConnell’s continued service in equal installments on each of June 30, 2020 and June 30, 2021; however, such remaining two-thirds were forfeited upon his departure as an employee. Mr. McConnell’s stock options and restricted stock granted on November 22, 2019 were originally scheduled to vest in equal installments on each of the first three anniversaries of the grant date, but were also forfeited upon such departure. See the above discussion under “Equity Awards-Matthew W. McConnell” for further information.
(10)
Ms. Duska’s shares of restricted stock were originally scheduled to vest based on Ms. Duska’s continued service in equal installments on each of the first three anniversaries of the grant date, but were forfeited upon Ms. Duska’s departure from the Company. See the above discussion under “Equity Awards-Maeve M. Duska” for further information.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows information regarding unexercised stock options and unvested equity awards held by our NEOs as of June 30, 2020:
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Sean Feeney(2)	—	675,000	375,000	$6.30	5/8/2027	—	—
Glen E. Goold(3)	—	—	—	—	—	8,982	$62,964
Anant Agrawal(4)	—	—	—	—	—	16,260	$113,983
Jeff Vogt(5)	—	25,000	—	$6.28	11/22/2026	—	—
	—	—	—	—	—	25,000	$175,250
James Pollock(6)	6,667	13,333	—	$3.88	3/23/2026	—	—
	3,840	1,920	—	$7.43	10/7/2026	—	—
	—	15,000	—	$6.28	11/22/2026	—	—
Donald W. Layden, Jr.	225,000	—	—	$7.18	10/17/2026	—	—
Stephen P. Herbert	—	—	—	—	—	—	—
Michael Wasserfuhr	—	—	—	—	—	—	—
Matthew W. McConnell	—	—	—	—	—	—	—
Maeve M. Duska	—	—	—	—	—	—	—
(1)	The market value of outstanding awards of restricted stock and RSUs is calculated using the closing price of our Common Stock on June 30, 2020 ($7.01).
(2)
Mr. Feeney’s options vest as follows: (i) 50% of Mr. Feeney’s 1,000,000 options are eligible to vest based on Mr. Feeney’s continued service in four equal installments on each anniversary of the grant date, (ii) 12.5% of the options are eligible to vest based on Mr. Feeney’s continued service on June 30, 2021, and (iii) an additional 12.5% of the options are eligible to vest on each of June 30, 2022, June 30, 2023, and June 30, 2024, subject in the case of this clause (iii) to the achievement of applicable performance goals for the fiscal year ending on each such date to be established by the Board. See the above discussion under “Equity Awards-Sean Feeney” for further information.

(3)
Mr. Goold’s shares of restricted stock were originally scheduled to vest in three equal installments on each of the first three anniversaries of the grant date (February 28, 2020), generally subject to Mr. Goold’s continued employment on each such vesting date, however vesting was accelerated in connection with Mr. Goold’s termination of employment. See the above discussion under “Equity Awards-Glen Goold” for further information..

(4)	This RSU grant vested December 31, 2020. See the above discussion under “Equity Awards-Anant Agrawal” for further information.
(5)
Mr. Vogt’s November 22, 2019 grants of stock options and restricted stock were originally scheduled to vest in three equal installments on each of the first three anniversaries of the grant date, however, vesting was accelerated in connection with Mr. Vogt’s termination of employment.See the above discussion under “Equity Awards-Jeff Vogt” for further information.

(6)
One-third of Mr. Pollock’s stock options expiring on March 23, 2026 vested on March 23, 2020, and the remaining two-thirds vest in equal installments on each of March 23, 2021 and March 23, 2022, generally subject to Mr. Pollock’s continued service through each such date. One-third of Mr. Pollock’s stock options expiring on October 7, 2026 were fully vested upon grant, one-third vested on June 30, 2020, and the remaining one-third will vest on June 30, 2021, generally subject to Mr. Pollock’s continued service through each such date. Mr. Pollock’s stock options expiring on November 22, 2026 are eligible to vest based on Mr. Pollock’s continued service in three equal installments on each anniversary of the grant date. See the above discussion under “Equity Awards-James Pollock” for further information.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our NEOs during the fiscal year ended June 30, 2020:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean Feeney	—	—	—	—
Glen E. Goold	—	—	—	—
Anant Agrawal(1)	—	—	3,595	$25,896
Jeff Vogt	—	—	—	—
James Pollock	—	—	—	—
Donald W. Layden, Jr.	—	—	—	—
Stephen P. Herbert(2)	274,267	$1,203,252	16,823	$108,508
Michael Wasserfuhr	—	—	—	—
Matthew W. McConnell(3)	16,667	22,167	2,064	13,210
Maeve M. Duska(4)	20,500	129,560	—	—
(1)
The value of Mr. Agrawal’s restricted stock awards vesting in fiscal 2020 is calculated based on the closing price of our Common Stock on (i) October 16, 2019 ($7.30), the date on which 2,396 shares of restricted stock vested, and (ii) June 30, 2020 ($7.01), the date on which 1,199 shares of restricted stock vested.

(2)
The value realized by Mr. Herbert upon exercise of his outstanding options on December 13, 2019, is calculated based on the closing price of our Common Stock on that date ($6.83) and an exercise price of (i) $1.80, applicable to 205,555 of such options, (ii) $3.38, applicable to 29,585 of such options, (iii) $4.98, applicable to 20,080 of such options, and (iv) $5.25, applicable to 19,047 of such options. The value of the 16,823 shares issued to Mr. Herbert on October 25, 2019 is calculated based on the closing price of our Common Stock on such date ($6.45).

(3)
The value of Mr. McConnell’s restricted stock vesting on November 21, 2019 is calculated based on the closing price of our Common Stock on such date ($6.40). The value realized by Mr. McConnell upon exercise of his 16,667 outstanding options on May 28, 2020 is based on the closing price of our Common Stock on that date ($7.05) and an exercise price of $5.72.

(4)	The value realized by Ms. Duska upon exercise of her 20,500 outstanding options on June 25, 2020 is based on the closing price of our Common Stock on that date ($7.94) and an exercise price of $1.62.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Messrs. Feeney, Goold, Agrawal, Vogt, and Pollock
Messrs. Feeney, Agrawal, and Pollock are entitled (and Mr. Goold was entitled) to certain severance payments and benefits upon a termination without “cause,” or, where applicable, a resignation for “good reason,” as further described above under “Executive Employment Agreements.” In addition, under the general terms of our equity award plans, a participating employee is entitled to “double-trigger” accelerated vesting of outstanding equity awards if such employee is terminated by us without “cause,” or, to the extent provided in the employee’s award agreement, if the employee resigns for “good reason,” in each case within 18 months following a “change of control.” Mr. Feeney’s initial option award is subject to accelerated vesting upon a “change of control,” and Mr. Agrawal’s fiscal 2020 RSU grant was subject to accelerated vesting upon Mr. Agrawal’s termination by us without “cause” or Mr. Agrawal’s resignation for “good reason,” each as more fully described above under “Equity Awards-Sean Feeney” and “-Anant Agrawal,” respectively. The following table summarizes these potential payments and benefits, with all equity estimates based on the closing price of our Common Stock on June 30, 2020 ($7.01) and assuming that the applicable termination event or “change of control” occurred on the last day of fiscal 2020, June 30, 2020:
	Termination without “Cause” or Resignation for “Good Reason” (Absent a “Change of Control”)				“Change of Control” (No Termination)	Termination without “Cause” or Resignation for “Good Reason” (In Connection with a “Change of Control”)
Name	Severance ($)	Equity Vesting ($)	Other Benefits ($)	Total ($)	Equity Vesting ($)	Severance ($)	Equity Vesting ($)	Other Benefits ($)	Total ($)
Sean Feeney(1)	450,000	—	71,629	521,629	710,000	450,000	710,000	—	1,160,000
Glen E. Goold(2)	125,000	—	—	125,000	—	125,000	62,964	—	187,964
Anant Agrawal(3)	843,200	113,983	27,316	984,499	—	843,200	113,983	27,316	984,499
Jeff Vogt(4)	—	—	—	—	—	—	193,500	—	193,500
James Pollock(5)	117,500	—	—	117,500	—	117,500	52,682	—	170,182
(1)
As further described above under “Executive Employment Agreements-Feeney Employment Agreement,” if Mr. Feeney is terminated by us without “cause,” or resigns his employment for “good reason,” then, subject to his execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Feeney is eligible to receive a severance package consisting of 12 months of continued base salary, senior executive-level outplacement support for 12 months, and up to a 12-month COBRA subsidy. However, if such termination occurs within 24 months following a “change of control,” then Mr. Feeney will instead be provided a lump sum payment equal to his base salary plus last annual bonus paid in the fiscal year completed prior to such termination. In addition, as further described above under “Equity Awards-Sean Feeney,” Mr. Feeney’s outstanding options under his initial option award are eligible for accelerated vesting upon a “change of control” of the Company, subject to Mr. Feeney’s continued employment with the Company as of immediately prior to the applicable transaction. Note that the above estimates do not take into account the potential application of any “best-after-tax” cutback that may apply to Mr. Feeney’s severance payments and benefits if such payments and benefits are subject to the excise tax provisions under Section 4999 of the Internal Revenue Code of 1986, as amended, as further described above under “-Feeney Employment Agreement.”

(2)
As further described above under “Executive Employment Agreements-Goold Offer Letter and Interim CFO Agreement,” Mr. Goold became eligible to receive the 6 months of continued base salary as severance provided in his offer letter in connection with his termination of employment in fiscal 2021. In addition, as described above, Mr. Goold’s outstanding equity awards accelerated on a “double-trigger” basis upon such termination.

(3)
As further described above under “Executive Employment Agreements-Agrawal Employment Agreement,” if Mr. Agrawal’s employment is terminated by us without “cause,” or if Mr. Agrawal resigns for “good reason,” then, in addition to a prorated target annual bonus and prorated annual equity award, Mr. Agrawal would, subject to his execution of a release of claims, be eligible to receive a severance package consisting of (i) 12 months of continued base salary, and (ii) a 12-month COBRA subsidy (plus additional payments to cover the taxes associated with such COBRA subsidy). In addition, as further described above under “Equity Awards-Anant Agrawal,” Mr. Agrawal’s fiscal 2020 RSU award would have vested in full upon a termination by us without “cause,” or Mr. Agrawal’s resignation for “good reason.”

(4)
As further described under “Executive Employment Agreements-Vogt Offer Letter,” Mr. Vogt’s offer letter did not provide for any severance payments or benefits upon a termination of employment. However, as noted above, Mr. Vogt’s outstanding equity awards as of the end of fiscal 2020 were generally eligible for “double-trigger” vesting upon a qualifying termination within 18 months following a “change of control” Mr. Vogt was additionally provided with 2 weeks of base salary as severance in connection with his fiscal 2021 termination of employment with us (as well as a short post-termination consulting arrangement). Please see above under “Looking Ahead: Further Management Changes in Fiscal 2021-Departure of Chief Operating Officer and Chief Compliance Officer” for further details.

(5)
As further described above under “Executive Employment Agreements-Pollock Offer Letter,” Mr. Pollock is generally entitled to 6 months’ notice prior to termination by the Company (other than a termination for “cause”) which notice was provided on January 20, 2021. In addition, as noted above, Mr. Pollock’s outstanding equity awards would be eligible for “double-trigger” vesting upon a qualifying termination within 18 months following a “change of control.”

Messrs. Layden, Herbert, Wasserfuhr, and McConnell and Ms. Duska
As described above in the discussion under “-Executive Employment Agreements,” Messrs. Layden and Wasserfuhr were not provided with a severance package in connection with their respective departures; however, as noted above under “Wasserfuhr Departure,” in March 2021, the Company entered into a settlement and mutual release agreement with Mr. Wasserfuhr, pursuant to which the Company agreed to pay Mr. Wasserfuhr a settlement payment of $375,000 plus reimbursement of $105,000 in attorney’s fees in exchange for Mr. Wasserfuhr’s release of claims.
Pursuant to his separation agreement with the Company, Mr. Herbert was provided with the following severance payments and benefits: (i) $400,000 in lump sum cash severance, (ii) $108,508 in vested equity granted pursuant to the Company’s 2018 long-term incentive program, (iii) $24,373 in COBRA reimbursements, and (iv) outplacement transition services worth $50,000.
As noted above, in exchange for her three-year transition services arrangement, the Company will pay to Ms. Duska (in addition to a six-month COBRA subsidy worth $10,818) (i) $12,500 per month during the first year of the arrangement, (ii) $7,500 per month during the second year of the arrangement, and (iii) $2,500 per month during the third year of the arrangement. However, these payments are subject to offset for any future income from employment that Ms. Duska secures.
As also described above, pursuant to a consulting arrangement Mr. McConnell entered into with us in connection with his separation, the Company paid Mr. McConnell $89,231 in continued base salary payments through May 31, 2020 (and continued his participation in our employee benefit programs through that date), and, subject to Mr. McConnell’s providing consulting services to the Company through August 31, 2020, will provide him a grant of 15,000 shares of common stock at the conclusion of his engagement.
CEO PAY RATIO DISCLOSURE
As required by SEC rules, we are providing the following information about the relationship of the annualized total compensation of our current Chief Executive Officer, Sean Feeney, to that of our median employee. The pay ratio and annual total compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules.
Median Employee Determination
We identified our median employee in fiscal 2020 by calculating the fiscal 2020 cash compensation for all of our employees, excluding our Chief Executive Officer, who were employed by us on June 30, 2020. Cash compensation included all cash salaries, wages, and bonuses paid to each employee during the fiscal year.
Annual Compensation of Median Employee Using Summary Compensation Table Methodology
After identifying the median employee as described above, we calculated annual total compensation for this employee using the same methodology we use in the Summary Compensation Table. The fiscal 2020 compensation for our median employee was $88,447, and the annualized compensation for our Chief Executive Officer was $2,777,958.
2020 Pay Ratio
Based on the above information, the estimated ratio of the annual total compensation of our Chief Executive Officer to the median employee is 31:1. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, due to variances in business mix, proportion of seasonal and part-time employees, distribution of employees across geographies, and the wide range of methodologies that the SEC rules allow companies to adopt in calculating this pay ratio.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee was, during fiscal 2020, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or, except as described herein, had any relationships requiring disclosure by us under Item 404 of Regulation S-K of the General Rules and Regulations of the Securities and Exchange Commission.
During fiscal 2020, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its responsibility to oversee and review the quality and integrity of the Company’s financial statements and internal controls over financial reporting, and the independent auditor’s qualifications and independence.
Management has the primary responsibility for the preparation of the financial statements and establishing effective internal controls over financial reporting. The Company’s management has represented to the Audit Committee that the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 were prepared in accordance with generally accepted accounting principles.
The Company’s independent registered public accounting firm (BDO USA, LLP) is responsible for auditing these consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and BDO the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, including the critical accounting policies applied by the Company in the preparation of these financial statements. The Audit Committee discussed with BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
In addition, the Audit Committee received from BDO the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and discussed with such firm its independence from the Company and the Company’s management. At its meetings in fiscal year 2020, the Audit Committee met with the Company’s Chief Financial Officer and other senior members of the Company’s management. The Audit Committee reviewed with BDO the overall scope and plans for their audit in fiscal year 2020. The Audit Committee also received regular updates from the Company’s Chief Financial Officer on internal controls and business risks and from the Company’s Chief Compliance Officer on compliance and ethics issues.
The Audit Committee met with BDO, with and without management present, to discuss their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Chief Compliance Officer, with and without management present, to review and discuss compliance and ethics matters, including compliance with the Company’s Code of Business Conduct and Ethics.
On an ongoing basis, the Audit Committee considers the independence, qualifications, compensation and performance of BDO. Such consideration includes reviewing the written disclosures and the letter provided by BDO in accordance with applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and discussing with the BDO their independence.
The Audit Committee is responsible for the approval of audit fees, and the Committee reviewed and pre-approved all fees paid to BDO in fiscal year 2020. The Audit Committee has adopted a policy for pre-approval of services to be performed by the independent auditor. Further information on this policy and on the fees paid to BDO in fiscal year 2020 can be found in the section of this proxy statement titled “PRINCIPAL ACCOUNTANT FEES AND SERVICES.” The Audit Committee also monitors the Company’s hiring of former employees of BDO.
The Audit Committee concluded that BDO is independent from the Company and its management, and has retained BDO as the Company’s independent auditor for fiscal year 2021. The Audit Committee and the Board believe that the continued retention of BDO is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of BDO as the Company’s independent auditor for fiscal year 2021.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 for filing with the Securities and Exchange Commission.
The Audit Committee
Shannon Warren (Chair)
Ellen Richey
Anne Smalling
The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit and Non-Audit Fees
During the fiscal year ended June 30, 2020 and June 30, 2019, fees in connection with services rendered by BDO USA, LLP were as set forth below:
($ in millions)	Year ended June 30, 2020	Year ended June 30, 2019
Audit Fees	$2.3	$6.5
Audit fees consisted of fees for the audit of our annual financial statements, review of quarterly financial statements and the audit of internal control over financial reporting, as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and reviews of Company documents filed with the Securities and Exchange Commission.
Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee has pre-approved audit fees for fiscal year 2021 in the range of $ $1,410,000 to $1,575,000.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2021. The shareholders will be asked to ratify this appointment at the Annual Meeting. A representative of BDO USA, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and is expected to be available to respond to appropriate questions.
The following resolution concerning the appointment of the independent registered public accounting firm will be presented to the shareholders at the Annual Meeting:
RESOLVED, that the appointment by the Audit Committee of the Board of Directors of the Company of BDO USA, LLP, independent registered public accounting firm, to examine the books, accounts and records of the Company for the fiscal year ending June 30, 2021 is hereby ratified and approved.
The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with any fractional vote being rounded to the nearest whole number) is required for ratification of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE PROPOSAL SET FORTH ABOVE.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE COMPENSATION OF
NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, shareholders are entitled to a non-binding vote on the compensation of our named executive officers (sometimes referred to as “say-on-pay”).
We are asking our shareholders to indicate their support and approval for our named executive officer compensation, as described under the Compensation Discussion and Analysis section of this proxy statement, including the tables that follow which describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board of Directors. In deciding how to vote on this proposal, the Board of Directors encourages you to read the Compensation Discussion and Analysis and the tables that follow.
The Board of Directors recommends that shareholders approve, on an advisory basis, the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders, is hereby approved. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders, and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any shareholder’s concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.”
The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote, and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with any fractional vote being rounded to the nearest whole number) is required for approval of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Common Stock
The following table sets forth, as of March 15, 2021, the beneficial ownership of the common stock of each of the Company’s directors, by the named executive officers included in the Fiscal Year 2020 Summary Compensation Table set forth above, by the Company’s directors, named executive officers and other executive officers as a group, and by the beneficial owners of more than 5% of the common stock. Except as otherwise indicated below, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable:
Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class
Anant Agrawal	122,860	*
Lisa P. Baird	45,409(3)(4)	*
Douglas G. Bergeron	45,409(3)(4)	*
Douglas L. Braunstein	12,131,174(5)	17.0%
Maeve M. Duska	16,367(6)	*
Sean Feeney	125,000(7)	*
Glen E. Goold	8,982(8)	*
Stephen P. Herbert	582,529(9)	*
R. Wayne Jackson	—	—
Jacob Lamm	45,409(3)(4)	*
Donald W. Layden, Jr.	4,405(10)	*
Matthew W. McConnell	19,324(11)	*
Michael K. Passilla	45,409(3)(4)	*
James Pollock	25,366(12)	*
Ellen Richey	45,409(3)(4)	*
Anne M. Smalling	45,409(3)(4)	*
Jeff Vogt	10,028(13)	*
Shannon S. Warren	45,409(3)(4)	*
Michael Wasserfuhr	—	—
All directors, named executive officers and other executive officers as a group (19 persons)	13,363,898	18.8%
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Antara Capital LP	4,000,000(14)	5.63%
Ardsley Advisory Partners LP	4,505,575(15)	6.34%
Hudson Executive Capital LP	11,995,765(3)	16.90%
Oakland Hills BV	3,532,325(16)	4.97%
*	Less than one percent (1%)
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or dispositive power with respect to securities. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or shares of Common Stock issuable upon exercise of options currently exercisable, or exercisable within 60 days of March 15, 2021, are deemed to be beneficially owned for purposes hereof.

(2)	The percentage of common stock beneficially owned is based on 71,066,404 shares outstanding as of March 15, 2021.
(3)	Includes 15,409 RSUs that vest and become exercisable within 60 days of March 15, 2021.

(4)	Includes 30,000 stock options exercisable within 60 days of March 15, 2021.
(5)
Based upon a Schedule 13D/A filed on February 26, 2021 with the Securities and Exchange Commission, each of the following persons has shared voting and dispositive power over 11,995,765 shares of common stock: Hudson Executive, which serves as investment advisor to certain affiliated investment funds which have the right to receive dividends from, and the proceeds from the sale of, the 11,995,765 shares; HEC Management GP LLC, which is the general partner of Hudson Executive; and Douglas L. Braunstein, who is the managing partner of Hudson Executive and the managing member of HEC Management GP LLC. Mr. Braunstein’s total includes 15,409 restricted stock units and 120,000 stock options which have not vested. The business address of each of the foregoing persons is 570 Lexington Avenue, 35th Floor, New York, NY 10022.

(6)	Based on information available to the Company as of March 15, 2021. Includes 16,317 shares of common stock issued in connection with the exercise of stock options.
(7)	Includes 125,000 stock options exercisable within 60 days of March 15, 2021.
(8)	Based on information available to the Company as of March 15, 2021.
(9)
Based on information available to the Company as of March 15, 2021. Includes 63,805 shares of common stock beneficially owned by Mr. Herbert’s spouse and 176,171 shares of common stock issued in connection with the exercise of stock options.

(10)	Based on information available to the Company as of March 15, 2021. Includes 2,260 shares of common stock issued in connection with the exercise of stock options.
(11)	Based on information available to the Company as of March 15, 2021.
(12)	Includes 10,507 shares of common stock issuable upon exercise of stock options granted to Mr. Pollock that are exercisable as of, or within 60 days of, March 15, 2021.
(13)	Includes 10,028 RSUs exercisable within 60 days of March 15, 2021.
(14)
Based upon a Schedule 13D/A filed on December 29, 2020 with the Securities and Exchange Commission, each of the following persons has shared voting and dispositive power over 4,000,000 shares of common stock: Antara Capital LP, the investment manager of Antara Capital Master Fund LP; Antara Capital GP LLC, the general partner of Antara Capital LP; and Himanshu Gulati, the sole member of Antara Capital GP LLC and Antara Capital Fund GP LLC. Of the aforementioned 4,000,000 shares, each of the following persons has shared voting and dispositive power over 4,000,000 shares: Antara Capital Master Fund LP, which makes investments for its own account; and Antara Capital Fund GP LLC, the general partner of Antara Capital Master Fund LP. The business address of each of the foregoing persons is 500 Fifth Avenue, Suite 2320, New York, New York 10110.

(15)
Based upon a Schedule 13G/A filed on February 12, 2021 with the Securities and Exchange Commission, each of the following persons has shared voting and dispositive power over 3,725,575 shares of common stock: Ardsley Advisory Partners LP, Ardsley Advisory Partners GP LLC, Philip J. Hempleman, and Ardsley Partners I GP LLC. Of the aforementioned 3,725,575, Ardsley Partners Advanced Healthcare Fund, L.P. has shared voting and dispositive power over 2,988,980 shares; Ardsley Partners Fund II, L.P. has shared voting and dispositive power over 559,020 shares; Ardsley Partners Renewable Energy Fund, L.P. has shared voting and dispositive power over 168,075 shares; and Ardsley Ridgecrest Partners Fund, L.P. has shared voting and dispositive power over 9,500 shares. The Ardsley Advisory Partners LP shares of common stock also includes 119,575 shares acquired on March 4th, 2021 by Ardsley Partners Fund II LLP and 660,425 shares acquired on March 4th, 2021 by Ardsley Partners Advance Healthcare Fund LP pursuant to a subscription agreement with the Company dated February 24, 2021. The principal business address of each of the foregoing persons is 262 Harbor Drive, Stamford, CT 06902.

(16)
Based upon a Schedule 13G/A filed on January 12, 2021 with the Securities and Exchange Commission, each of the following persons has voting and dispositive power over 3,532,325 shares of common stock: Oakland Hills BV, Malabar Hill NV, who is the statutory director of Oakland Hills BV, and Drs F.H. Fentener van Vlissingen, who is the statutory director of Malabar Hill NV. The principal business address of each of the foregoing persons is Albert Hahnplantsoen 23, 1077 BM, Amsterdam, The Netherlands.

Preferred Stock
The following table sets forth, as of March 15, 2021, the beneficial ownership of the Series A Preferred Stock by the Company’s directors, by the named executive officers included in the Fiscal Year 2020 Summary Compensation Table set forth above, by the Company’s directors, named executive officers and other executive officers as a group, and by the beneficial owner of more than 5% of the Series A Preferred Stock. There were no shares of Series A Preferred Stock beneficially owned as of March 15, 2021 by the Company’s directors, by the named executive officers included in the Fiscal Year 2020 Summary Compensation Table set forth above, or by the directors, named executive officers and other executive officers as a group. Except as indicated below, the Company believes that the beneficial owners of the Series A Preferred Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.
Name of Beneficial Owner	Number of Shares of Series A Preferred Stock (1)	Percent of Class
Legion Partners Asset Management, LLC	44,250(2)	9.94%
All current directors and executive officers as a group (19 persons)	—	*
*	Less than one percent (1%)
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. The percentage of Series A Preferred Stock beneficially owned is based on 445,063 shares outstanding as of Mach 15, 2021.

(2)
Based upon a Schedule 13D/A filed on November 4, 2016 with the Securities and Exchange Commission, each of the following persons has shared voting and dispositive power over 44,250 shares of Series A Preferred Stock: Legion Partners Asset Management, LLC, Legion Partners, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper, Bradley S. Vizi and Raymond White. Of the aforementioned 44,250 shares, Legion Partners, L.P. I has shared voting and dispositive power over 37,054 shares, and Legion Partners, L.P. II has shared voting and dispositive power over 7,196 shares. The business address of each of the foregoing persons is 9401 Wilshire Boulevard, Suite 705, Beverly Hills, California 90212.

OTHER MATTERS
Expenses of Solicitation
All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.
Certain Relationships and Related Party Transactions
We have adopted a formal written policy, which is set forth in our Audit Committee Charter, that our Audit Committee review and approve all related-party transactions, defined by, or those transactions required to be disclosed under, Item 404 of Regulation S-K. Executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, principal shareholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 is considered a “related party transaction” and must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
In addition, under our Code of Business Conduct and Ethics, our executive officers and directors have a responsibility to disclose any transaction or relationship that reasonably could be expected to interfere with their exercise of independent judgment or materially impair the performance of their responsibilities to our Board of Directors, which shall be responsible for reviewing such transaction or relationship and determining whether any action needs to be taken.
Unregistered Issuance to Hudson Executive as Reimbursement
Hudson Executive, a greater than 10% shareholder of the Company, requested that the Company reimburse the expenses it incurred in connection with its proxy solicitation and informed the Company that it was prepared to accept non-cash consideration for such reimbursement. On June 29, 2020, following consultation with independent legal and financial advisors, the disinterested and independent members of the Board of Directors of the Company unanimously approved the reimbursement of $4,500,000 of the third party costs and expenses incurred by Hudson Executive in connection with its proxy solicitation (the “Reimbursement”), which amount represented a substantial majority but less than the full amount of the third party costs and expenses incurred by Hudson Executive. Douglas G. Bergeron and Douglas L. Braunstein, Managing Partners of Hudson Executive, recused themselves from the Board’s deliberations and voting on the Reimbursement. The Board determined to pay the Reimbursement in the form of shares of common stock of the Company, with the value of the common stock calculated based on the average of the high and low trading price on the date of Board approval. On June 30, 2020, the Company issued 635,593 shares of common stock to funds managed by Hudson Executive in satisfaction of the Reimbursement, which shares represent approximately 0.98% of the Company’s outstanding common stock.
In approving the Reimbursement, the Board considered a number of factors, including but not limited to the following: the Company and all of its shareholders have shared in the benefits created by Hudson Executive’s actions to reconstitute the Board and improve the Company’s governance; shareholders representing a majority of the voting power of the Company had voted in favor of Hudson Executive’s nominees to the Board prior to the end of its proxy solicitation; it is a common practice to reimburse a shareholder’s expenses in connection with the settlement of a proxy contest; the Company previously reimbursed the expenses of a shareholder in the settlement of a proxy contest; and by issuing shares of common stock, the Company will conserve its cash position and Hudson Executive will bear the risk of the common stock maintaining its value until the time such shares are sold by Hudson Executive.
Participation in Equity Raise
On February 24, 2021, the Company entered into separate subscription agreements in identical form and substance (the “Subscription Agreements”) with institutional accredited investors (the “Purchasers”) relating to a private placement (the “Private Placement”) with respect to the sale of an aggregate of 5,730,000 shares (the “Shares”) of the Company’s Common Stock. The Company received aggregate gross proceeds from the Private Placement of approximately $55 million, before deducting fees to the placement agents and other estimated offering expenses payable by the Company, based on the offering price of $9.60 per share (the “Purchase Price”). The financing syndicate included affiliates of Hudson Executive, which purchased 975,000 of the Shares sold in the Private Placement for the same Purchase Price and on the same terms as the other Purchasers. The Purchase Price and other terms of the Private Placement were approved by a special pricing committee of the Company’s board of directors comprised solely of independent and disinterested directors. The Private Placement closed on March 4, 2021. The Company intends to use the proceeds of the Private Placement for general corporate purposes. J.P. Morgan Securities LLC acted as lead placement agent and Craig-Hallum Capital Group LLC and Northland Capital Markets acted as joint placement agents in connection with the Private Placement (together, the “Placement Agents”). The Company agreed to pay the Placement Agents an aggregate cash fee of approximately $2.28 million, representing 5% of the gross proceeds of the Private Placement, excluding the gross proceeds received by the Company from Hudson Executive in the Private Placement.
Certain Employees of Hudson Executive Provide Consulting Services to the Company
Two employees of Hudson Executive, a greater than 10% shareholder of the Company, entered into consulting agreements with the Company in August and September of 2020, respectively, under which the consultants are to provide financial and strategic analysis and advisory services to the CEO through July 31, 2021. As consideration for the services, in March 2021 the consultants were granted 35,000 and 45,000 restricted stock units, respectively. Hudson Executive is not a party to these agreements and does not receive any compensation for the services provided by the consultants to the CEO.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission reports of ownership of Company securities and changes in reported ownership. Based on a review of reports filed with the SEC, or written representations from reporting persons that all reportable transaction were reported, the Company believes that during the fiscal year ended June 30, 2020, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that one report, covering a total of one transaction, was filed late by Mr. Feeney; one report, covering a total of one transaction, was filed late by Mr. Goold; one report, covering a total of one transaction, was filed late by Mr. Pollock; and each of Messrs. Haines, Sunil and Wasserfuhr filed a late report, each a Form 3 not relating to a transaction.
Householding
As permitted by the Exchange Act, only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy statement or annual report. We will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355.
Shareholders residing at the same address and currently receiving only one copy of the Notice may contact the Corporate Secretary at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact the Corporate Secretary to request that only a single copy of the Notice be mailed in the future.
2022 Stockholder Proposals
Pursuant to Rule 14a-8 of the Exchange Act, proposals of stockholders for possible consideration at the 2022 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company before the close of business on November 29, 2021 to be included in the proxy statement for that meeting, if appropriate for consideration under applicable securities laws.
In addition, our bylaws provide that, in order to be properly brought before the 2022 Annual Meeting, a stockholder’s notice of a matter that the stockholder wishes to present (other than a matter brought pursuant to Rule 14a-8 promulgated under the Exchange Act), as well as any director nominations, must be received by the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the date of the 2021 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 promulgated under the Exchange Act) must be received no earlier than February 12, 2022, and no later than the close of business on March 14, 2022, unless our annual meeting date occurs more than 30 days before or 60 days after May 13, 2022. In that case, we must receive proposals not earlier than the close of business on the 90th day prior to the date of the 2022 Annual Meeting and not later than the close of business on the later of: (i) the 60th day prior to the date of the 2022 Annual Meeting; or (ii) the 10th day following the day on which we first make a public announcement of the date of the 2022 Annual Meeting.
Notices discussed above and requests for copies of the relevant By-Law provisions regarding the requirements for making shareholder proposals and director nominations may be sent to our Corporate Secretary at our principal executive office as follows: USA Technologies, Inc., 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, Attn: Corporate Secretary.
Other Matters
The Board does not know of any other matters which may come before the meeting. If any other matters are properly presented to the meeting, the proxy holders intend to vote, or otherwise to act, in accordance with their judgment on such matters.

BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 12, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/USAT2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D44533-P52507

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

USA TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Lisa P. Baird	☐	☐	☐
1b. Douglas G. Bergeron	☐	☐	☐
1c. Douglas L. Braunstein	☐	☐	☐
1d. Sean Feeney	☐	☐	☐
1e. Jacob Lamm	☐	☐	☐
1f. Michael K. Passilla	☐	☐	☐
1g. Ellen Richey	☐	☐	☐
1h. Anne M. Smalling	☐	☐	☐
1i. Shannon S. Warren	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year ending June 30, 2021.	☐	☐	☐
3. Advisory vote on named executive officer compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

For address changes, please send via email to: InvestorRelations@usatech.com

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D44534-P52507

USA TECHNOLOGIES, INC.
Annual Meeting of Shareholders
May 13, 2021 11:00 AM (EDT)
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Sean Feeney and Davina Furnish, or either of them, as proxies, each with full power of substitution, to act and vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be hosted online at www.virtualshareholdermeeting.com/USAT2021 on May 13, 2021, at 11:00 a.m. (EDT), and at all adjournments or postponements thereof, and authorizes them to represent and to vote all stock of the undersigned on the proposals listed on the reverse side of this card as directed and, in their discretion, upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement.

The proxy will be voted as directed. If no direction is made, the proxy will be voted: "FOR" Proposals 1, 2 and 3. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy via the Internet or by telephone, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 p.m. (EDT) on Wednesday, May 12, 2021.

Continued and to be signed on reverse side